Exhibit 2.1





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                          AGREEMENT AND PLAN OF MERGER

                            dated as of March 8, 1999

                                      among

                              CONDOR SYSTEMS, INC.,

                              WDC ACQUISITION CORP.

                                       and

                                the SHAREHOLDERS

                               (as defined herein)



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                               TABLE OF CONTENTS
                                                                            Page

ARTICLE I.  DEFINITIONS.......................................................2

         SECTION 1.01. CERTAIN DEFINED TERMS..................................2
         SECTION 1.02. OTHER DEFINED TERMS....................................8

ARTICLE II.  PURCHASE AND MERGER..............................................9

         SECTION 2.01. THE INVESTMENT.........................................9
         SECTION 2.02. THE PURCHASE..........................................10
         SECTION 2.03. THE MERGER............................................10
         SECTION 2.04. EFFECTIVE TIME OF THE MERGER..........................10
         SECTION 2.05. CLOSING...............................................10
         SECTION 2.06. EFFECT OF THE MERGER..................................11
         SECTION 2.07. ARTICLES OF INCORPORATION AND BYLAWS OF
                           THE SURVIVING CORPORATION.........................11
         SECTION 2.08. DIRECTORS AND OFFICERS OF THE
                           SURVIVING CORPORATION.............................11
         SECTION 2.09. CONVERSION OF SECURITIES..............................11
         SECTION 2.10. EXCHANGE OF CERTIFICATES..............................13
         SECTION 2.11. STOCK TRANSFER BOOKS..................................15
         SECTION 2.12. COMPANY OPTIONS.......................................16
         SECTION 2.13. [RESERVED]............................................16
         SECTION 2.14. INCENTIVE PAYMENT.....................................16

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................17

         SECTION 3.01. AUTHORITY OF THE COMPANY..............................17
         SECTION 3.02. INCORPORATION AND QUALIFICATION OF THE COMPANY
                           AND THE COMPANY SUBSIDIARIES......................18
         SECTION 3.03. CAPITAL STOCK OF THE COMPANY..........................18
         SECTION 3.04. SUBSIDIARIES..........................................19
         SECTION 3.05. NO CONFLICT...........................................19
         SECTION 3.06. FINANCIAL STATEMENTS..................................20
         SECTION 3.07. LABOR MATTERS.........................................20
         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS..................20
         SECTION 3.09. ABSENCE OF LITIGATION.................................22
         SECTION 3.10. COMPLIANCE WITH LAWS..................................22
         SECTION 3.11. CONSENTS, APPROVALS, LICENSES. ETC....................23
         SECTION 3.12. INTELLECTUAL PROPERTY.................................23
         SECTION 3.13. REAL PROPERTY.........................................26
         SECTION 3.14. EMPLOYEE BENEFIT MATTERS..............................26
         SECTION 3.15. TAXES.................................................27
         SECTION 3.16. CERTAIN CONTRACTS.....................................28
         SECTION 3.17. GOVERNMENT CONTRACT MATTERS...........................30
         SECTION 3.18. UNDISCLOSED LIABILITIES...............................33
         SECTION 3.19. TRANSACTIONS WITH AFFILIATES..........................33
         SECTION 3.20. INSURANCE.............................................33
         SECTION 3.21. BROKERS...............................................33
         SECTION 3.22. ENVIRONMENTAL MATTERS.................................33
         SECTION 3.23. SMALL BUSINESS........................................34

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS..............34

         SECTION 4.01. EXISTENCE AND POWER; OWNERSHIP........................34
         SECTION 4.02. AUTHORIZATION.........................................35

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         SECTION 4.03. NONCONTRAVENTION......................................35
         SECTION 4.04. TRANSACTION; BROKERS..................................35

ARTICLE V.  [INTENTIONALLY LEFT BLANK].......................................35


ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF MERGER SUB....................36

         SECTION 6.01. INCORPORATION AND AUTHORITY OF MERGER SUB.............36
         SECTION 6.02. CAPITAL STOCK OF MERGER SUB...........................36
         SECTION 6.03. MERGER SUB LIABILITIES AND ASSETS.....................36
         SECTION 6.04. NO CONFLICT...........................................36
         SECTION 6.05. CONSENTS AND APPROVALS................................37
         SECTION 6.06. ABSENCE OF LITIGATION.................................37
         SECTION 6.07. FINANCING.............................................37
         SECTION 6.08. BROKERS...............................................38

ARTICLE VII.  ADDITIONAL AGREEMENTS..........................................38

         SECTION 7.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING..............38
         SECTION 7.02. MERGER SUB ACTION PRIOR TO THE CLOSING................40
         SECTION 7.03. ACCESS TO INFORMATION.................................40
         SECTION 7.04. CONFIDENTIALITY.......................................41
         SECTION 7.05. EFFORTS; CONSENTS; REGULATORY AND OTHER
                           AUTHORIZATIONS; FINANCING;
                           SHAREHOLDER APPROVAL..............................41
         SECTION 7.06. FURTHER ACTION........................................42
         SECTION 7.07. NO SOLICITATION.......................................43
         SECTION 7.08. NOTIFICATION OF CERTAIN MATTERS.......................43
         SECTION 7.09. INDEMNIFICATION OF OFFICERS AND DIRECTORS.............43
         SECTION 7.10. REPAYMENT OF SENIOR DEBT AND NOTES; PAYMENT
                           FOR TERMINATION OF WARRANTS;
                           PAYMENT OF BEHRMAN CAPITAL FEE....................44
         SECTION 7.11. BOOKS AND RECORDS.....................................44
         SECTION 7.12. NEW OPTION PLAN.......................................44
         SECTION 7.13. VOTING; TERMINATION OF REGISTRATION RIGHTS............44
         SECTION 7.14. COMPANY ESOP..........................................45

ARTICLE VIII. [RESERVED].....................................................45


ARTICLE IX.  CONDITIONS TO CLOSING...........................................46

         SECTION 9.01. CONDITIONS TO OBLIGATIONS OF THE COMPANY..............46
         SECTION 9.02. CONDITIONS TO OBLIGATIONS OF MERGER SUB...............47

ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER................................49

         SECTION 10.01. TERMINATION..........................................49
         SECTION 10.02. EFFECT OF TERMINATION................................50

ARTICLE XI.  GENERAL PROVISIONS..............................................50

         SECTION 11.01. NONSURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND AGREEMENTS........................50
         SECTION 11.02. EXPENSES.............................................50
         SECTION 11.03. NOTICES..............................................51
         SECTION 11.04. PUBLIC ANNOUNCEMENTS.................................51
         SECTION 11.05. INTERPRETATION.......................................52
         SECTION 11.06. SEVERABILITY.........................................52
         SECTION 11.07. ENTIRE AGREEMENT.....................................52
         SECTION 11.08. ASSIGNMENT...........................................52

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         SECTION 11.09. NO THIRD PARTY BENEFICIARIES.........................53
         SECTION 11.10. WAIVERS AND AMENDMENTS...............................53
         SECTION 11.11. EQUITABLE REMEDIES...................................53
         SECTION 11.12. GOVERNING LAW; CONSENT TO JURISDICTION...............53
         SECTION 11.13. WAIVER OF JURY TRIAL.................................54
         SECTION 11.14. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES........54
         SECTION 11.15. COSTS AND ATTORNEYS' FEES............................54
         SECTION 11.16. COUNTERPARTS.........................................55

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                  AGREEMENT AND PLAN OF MERGER, dated as of March 8, 1999, among
Condor Systems, Inc., a California corporation (the "Company"), WDC Acquisition Corp., a California corporation ("Merger Sub"), and solely for purposes of
Article IV and Sections 7.07 and 7.13, Behrman Capital, L.P., a Delaware limited partnership, Behrman Capital "B" L.P., a Delaware limited partnership, and Strategic Entrepreneur Fund, L.P., a Delaware limited partnership (collectively, the "Behrman Funds"), and Robert E. Young II, John L. Barnum, Vernon A. Dale, David J. Klingler, Thomas A. Michalski and Gary M. Viljoen (collectively, the "Management"). Each of the Behrman Funds and each member of Management is individually referred to herein as a "Shareholder," and collectively they are referred to as the "Shareholders."

                              W I T N E S S E T H:

                  WHEREAS, the Directors of the Company have unanimously determined that, upon the terms and subject to the conditions set forth in this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders.

                  WHEREAS, the Boards of Directors of the Company and Merger Sub have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby.

                  WHEREAS, the Behrman Funds collectively own 11,000,000 shares of Series A Preferred Stock, par value $.001 per share, of the Company (the "Series A Preferred Stock"), which shares constitute all issued and outstanding shares of Series A Preferred Stock, and 527,287 shares of Class A Common Stock, par value $.001 per share, of the Company (the "Class A Common Stock"), the Company ESOP owns 3,371,837 shares of Class A Common Stock and Management owns beneficially an aggregate of 1,708,385 shares of Class A Common Stock and 29,200,000 shares of Class B Common Stock, par value $.001 per share, of the Company (the "Class B Common Stock").

                  WHEREAS, in a stock purchase agreement dated as of the date hereof (the "ESOP Stock Purchase Agreement"), the Trustee of the Company ESOP has agreed to sell all of the shares of Class A Common Stock held by the Company ESOP to WDC Stock Acquisition Corp., a California corporation ("Other Sub").

                  WHEREAS, in a Stock Purchase and Consent Agreement dated as of the date hereof (the "Stock Purchase and Consent Agreement" and, together with the ESOP Stock Purchase Agreement, the "Stock Purchase Agreements"), shareholders of the Company holding all of the Class B Common Stock and certain shares of the Class A Common Stock have agreed to sell certain of their shares of Company Stock to Other Sub.

                  WHEREAS, prior to the Merger, Other Sub will assign the Stock Purchase Agreements to certain of the DLJ Entities, and, after completing the Purchase, such DLJ Entities will consent, as holders of a majority of Class A Common Stock, to the Merger and the other transactions contemplated hereby.

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                  WHEREAS, the holders of all of the outstanding shares of
Series A Preferred Stock and Class B Common Stock have, in the Stock Purchase and Consent Agreement, given their written consent to this Agreement and the transactions contemplated hereby.

                  WHEREAS, the Warrant Holders have agreed to terminate their warrants to purchase 19,148,940 shares of Class B Common Stock pursuant to the Warrant Termination Agreements.

                  WHEREAS, the Investors have executed an equity commitment letter dated as of the date hereof with Merger Sub pursuant to which they will complete the Investment.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Company and Merger Sub and the Shareholders (solely for purposes of Article IV and Sections 7.07 and 7.13), agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

                  "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation as to which written notice has been provided to the applicable party.

                  "Affiliate" means, when used with respect to a specified Person, another Person that either directly or indirectly through one or more, intermediaries, controls or is controlled by or is under common control with the Person specified.

                  "Agreement" means this Agreement and Plan of Merger, by and among the Company, Merger Sub and the Shareholders (including the Schedules and Exhibits hereto) and all amendments hereto made in accordance with Section 11.10.

                  "Balance Sheet" means the audited consolidated balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date, together with related notes thereon.

                  "Balance Sheet Date" means December 31, 1998.

                  "Business" means the business of the Company and the Company Subsidiaries, as conducted on the date hereof, including the business of providing tactical electronic intelligence and electronic support measures products and systems.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of California or New York.

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                  "CGCL" means the General Corporation Law of the State
of California.

                  "Class A Cash Consideration" means $4.57785979.

                  "Class B Cash Consideration" means $0.15922254.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" means the common stock, par value $.001 per share, of the Surviving Corporation, consisting of the following three classes: non-voting common stock, supervoting common stock and one-vote common stock, as more specifically set forth in the Restated Articles.

                  "Company ESOP" means the Company's Employee Stock Ownership Plan and Trust.

                  "Company Financial Statements" means audited consolidated financial statements of the Company and its consolidated Subsidiaries for the twelve months ended the Balance Sheet Date, December 31, 1997, December 31, 1996 and December 31, 1995.

                  "Company Knowledge" means the actual knowledge of the members of Management.

                  "Company Options" means options to purchase Class B Common Stock granted pursuant to the 1997 Stock Option and Restricted Share Plan of the Company.

                  "Company Parent" means a Person for which the Company is a Subsidiary; provided, however, that none of (i) the Investors (ii) any permitted transferee (as defined in the Shareholders' Agreement) of any Investor, or (iii) any Person for which any Investor or permitted transferee is a Subsidiary shall be deemed a Company Parent.

                  "Company Stock" means the Class A Common Stock, the Class B Common Stock and the Series A Preferred Stock.

                  "Company Subsidiaries" means the Subsidiaries of the Company (each of which is individually referred to as a "Company Subsidiary").

                  "Confidentiality Agreement(s)" means the letter agreement between the Company and Bowles Hollowell Conner & Co. dated as of November 12, 1998 and the letter agreement between the Company and DLJ Merchant Banking II, Inc. dated as of November 4, 1998.

                  "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, insurance policy, binding commitment or other agreement, whether written or oral.

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                  "Disclosure Schedule" means the Disclosure Schedule dated as of the date of this Agreement delivered to Merger Sub by the Company and to the Company by Merger Sub, as applicable.

                  "DLJ Entities" means DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners, DLJ ESC II, L.P., and DLJ First ESC L.P.

                  "DLJSC" means Donaldson, Lufkin & Jenrette Securities Corporation.

                  "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

                  "Enterprise Value" means the value of a business which is the subject of an Acquisition, determined based upon (i) the aggregate consideration paid by a Company Entity for (A) the equity of a business acquired in a stock purchase or (B) the net assets of a business acquired in an asset purchase, plus
(ii) the net debt assumed, refinanced, repaid or remaining on the balance sheet after the Acquisition, provided that if less than a majority of the equity is acquired, only a pro rata amount of the debt will be included. For these purposes, the aggregate consideration paid will include, without any duplication, the following: (Y) in a transaction in which a Company Entity issues securities as consideration, the fair market value on the date of the closing of the Acquisition (the "Acquisition Closing Date") of all securities issued by a Company Entity, including for those businesses where a majority of the equity of the business is acquired, the fair market value of any "stub" equity retained by the minority shareholders of such business; and (Z) the amount of any other form of consideration paid (but only when and to the extent actually received by the sellers) including, without limitation, payments pursuant to the terms of any employment, consulting or noncompetition agreements (to the extent the same represent purchase price), any consideration initially held in escrow, payments which are contingent upon the performance of a Company Entity and the amount of any dividends or distributions paid to the holders of the Company's capital securities after the Acquisition Closing Date, other than usual recurring cash dividends.

                  "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter as in effect on the date of Closing, including the following laws: (a) Clean Air Act (42 U.S.C. ss.7401, et seq.); (b) Clean Water Act (33 U.S.C. ss.1251, et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. ss.6901, et seq.); (d) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. ss.9601, et seq.); (e) Safe Drinking Water Act (42 U.S.C. ss.300f, et seq.); (f) Toxic Substances Control Act (15 U.S.C. ss.2601, et seq.); (g) Rivers and Harbors Act (33 U.S.C. ss.401, et seq.); (h) Endangered Species Act (16 U.S.C. ss.1531, et seq.); and (i) Occupational Safety and Health Act (29 U.S.C. ss.651, et seq.); together with any other foreign or domestic Laws (federal, state, provincial or local) relating to pollutants, contaminants or any toxic, radioactive or

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otherwise hazardous substance, material or waste, including asbestos, petroleum, radon gas and radioactive materials.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial, body, whether federal, state, local or foreign.

                  "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

                  "GTP" means Global Technology Partners, LLC.

                  "Hazardous Material" means any material, substance or waste that is prohibited or regulated by or under any Environmental Law, or that has been designated by any Governmental Authority as a pollutant, contaminant, hazardous or toxic substance, material or waste, or that is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas, and radioactive matter.

                  "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, disposal, arrangement for disposal, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Incentive Payment - Acquisition Amount" means as of any specific date with respect to a specified Acquisition (including ATD if consummated),

                  (i) if the aggregate Enterprise Value of businesses which have been the subject of Acquisitions by Company Entities, including the specified Acquisition (and ATD if consummated), since the Effective Time exceeds $200,000,000, the difference, not to be less than zero, between (a) $7,000,000, and (b) the aggregate amount paid or payable by the Company prior to such date pursuant to Section 2.14; or

                  (ii) if the aggregate Enterprise Value of businesses which have been the subject of Acquisitions by Company Entities, including the specified Acquisition (and ATD if consummated), since the Effective Time equals or is less than $200,000,000, the difference, not to be less than zero, between
(a) $5,000,000 multiplied by the quotient (not to exceed 1.0) of (1) the aggregate Enterprise Value of businesses which have been the subject of Acquisitions by

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Company Entities, including the specified Acquisition, since the
Effective Time, divided by (2) $200,000,000, and (b) the aggregate amount paid or payable by the Company prior to such date pursuant to Section 2.14; provided, however, that if the specified Acquisition is of ATD, and if upon consummation of such specified Acquisition the cumulative Enterprise Value of businesses which have been the subject of Acquisitions by Company Entities, including the specified Acquisition, since the Effective Time is less than $200,000,000, then "Incentive Payment - Acquisition Amount" means the difference, not to be less than zero, between (1) $5,000,000, and (2) the aggregate amount paid or payable by the Company prior to such date pursuant to Section 2.14.

                  "Incentive Payment - IPO Amount" means as of any specific date, the difference, not to be less than zero, between (i) $7,000,000, and (ii) the aggregate amount paid or payable by the Company prior to such date pursuant to Section 2.14.

                  "Incentive Payment - Return of Capital Amount" means as of any specific date, the difference, not to be less than zero, between (i) $7,000,000, and (ii) the aggregate amount paid or payable by the Company prior to such date pursuant to Section 2.14.

                  "Internal Revenue Code" or "Code" each means the Internal Revenue Code of 1986, as amended.

                  "Investment" means the transactions contemplated by Section
2.01 hereof.

                  "Investors" means the DLJ Entities, Behrman Capital II L.P., Strategic Entrepreneur Fund II L.P and certain members of GTP.

                  "IRS" means the United States Internal Revenue Service.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

                  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

                  "Licenses" means all of the licenses, permits and other governmental authorizations required for the operation of the Business as conducted as of the date of this Agreement.

                  "Material Adverse Effect" means any change or effect that is materially adverse to the operations, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except for changes in the defense electronics industry generally.

                  "Merger" shall mean the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, in accordance with this Agreement and the Agreement of Merger.

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                  "Merger Consideration" means the Series A Cash Consideration, the Class A Cash Consideration, in each case, to be paid, and the Common Stock to be issued, to the shareholders of the Company in the Merger.

                   "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the business, (ii) Encumbrances for Taxes not yet payable and for Taxes being contested in good faith, (iii) Encumbrances arising out of, under or in connection with this Agreement, (iv) Encumbrances in respect of progress payments arising in the ordinary course of business, and (v) Encumbrances and imperfections of title the existence of which would not materially affect the use of the property subject thereto, consistent with past practice.

                  "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Post-Closing Tax Period" means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

                  "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on or before the Closing Date.

                  "Purchase" means the transactions contemplated by Section 2.02 hereof.

                   "Series A Cash Consideration" means $3.47924725.

                  "Subsidiaries" with respect to a Person means any other Person in which such Person has a direct or indirect equity or ownership or voting interest equal to or in excess of 50%.

                   "Tax" or "Taxes" means (i) all income, gross receipts, sales, use, employment, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto; and
(ii) in the case of the Company or any Company Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Company Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any Company Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of

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the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation).

                  "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

                  "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Company or any Company Subsidiary that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the principal purpose of determining any person's Tax liability.

                   "Warrants" shall mean those certain warrants to purchase 19,148,940 shares of Class B Common Stock, each dated as of November 21, 1996.

                  "Warrant Holders" shall mean the holders of the Warrants.

                  SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

      Term                                                  Section
      ----                                                  -------
      Acquisition                                           2.14(c)
      Agreement of Merger                                   2.04
      Agreement Period                                      7.13
      ATD                                                   2.14(c)
      Behrman Fee                                           7.10(b)
      Behrman Funds                                         Preamble
      Benefit Plans                                         3.14(a)
      Certificates                                          2.10(b)
      Class A Common Stock                                  Recitals
      Class B Common Stock                                  Recitals
      Closing                                               2.05
      Closing Date                                          2.05
      Company                                               Preamble
      Company Entities                                      2.14(a)
      Current Articles                                      3.02
      DLJ Approval                                          2.02
      Effective Time                                        2.04
      ESOP Stock Purchase Agreement                         Preamble
      Exchange Agent                                        2.10(a)
      Exchange Fund                                         2.10(a)
      Financing                                             6.07
      Financing Letters                                     6.07

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      Term                                                  Section
      ----                                                  -------
      Government Contracts                                  3.17
      Listed Contracts                                      3.16(a)
      Management                                            Preamble
      Merger Sub                                            Preamble
      Merger Sub Common Stock                               6.02
      Notes                                                 7.10(a)
      Option Certificate                                    2.10(b)
      Option Consideration                                  2.12
      Other Sub                                             Recitals
      Option Termination Agreement                          2.12
      Proprietary Rights                                    3.12(f)
      Purchase                                              2.02
      Restated Articles                                     2.07
      Section 4.01 Securities                               4.01
      Senior Debt                                           7.10(a)
      Series A Preferred Stock                              Recitals
      Shareholder                                           Preamble
      Shareholder Approval                                  7.05(e)
      Shareholders' Agreement                               9.02(o)
      Stock Certificate                                     2.10(b)
      Stock Purchase Agreements                             Preamble
      Stock Purchase and Consent Agreement                  Preamble
      Stock Subscription Agreement                          2.01
      Subsidiary Securities                                 3.04(a)
      Substantial Detriment                                 9.02(b)
      Surviving Corporation                                 2.06
      Term Sheet                                            9.02(b)
      Warrant Termination Agreement                         7.10


                                   ARTICLE II.

                               PURCHASE AND MERGER

                  SECTION 2.01. The Investment. Immediately prior to the Purchase, Merger Sub will sell to the Investors 18,222,291 shares of Merger Sub Common Stock for a purchase price of $1.00 per share, in the amounts and for the consideration as more specifically set forth opposite each group of Investors listed on Section 2.01 or elsewhere on such Schedule. The purchase and sale of such capital stock shall be made pursuant to, and on the terms and conditions set forth in, a Stock Subscription Agreement, in a form to be agreed among Merger Sub, the Investors and the Company prior to the Investment (the "Stock Subscription Agreement"). In addition, each of Behrman Capital, L.P. and DLJSC have entered into a financial advisory agreement with the Company, forms of which are attached hereto as Exhibits A and B, which agreements shall become effective as of the Closing.

                  SECTION 2.02. The Purchase. Immediately prior to the Effective Time and immediately following the Investment, the DLJ Entities shall purchase
(a) 3,371,837 shares of Class A Common Stock from the Company ESOP for a per share purchase price, in cash, equal to the Class A Cash Consideration, pursuant to the terms of the ESOP Stock Purchase Agreement, and (b) from each Company shareholder set forth on Section 2.02 of the Disclosure Schedule, the number of shares of Class A Common Stock and Class B Common Stock set forth opposite such shareholder's name for a per share purchase price, in cash, equal to the Class A Cash Consideration and Class B Cash Consideration, respectively, pursuant to the terms of the Stock Purchase and Consent Agreement. Immediately following the Purchase, the DLJ Entities, as holders of the Class A Common Stock, will execute a written consent to approve the Merger, this Agreement and the other transactions contemplated thereby and hereby (the "DLJ Approval") as will the Behrman Funds and any other holders of the Class A Common Stock (or their proxies).

                  SECTION 2.03. The Merger. After consummation of the Purchase, the Investment and the DLJ Approval, upon the terms and subject to the provisions of this Agreement, and in accordance with the CGCL, Merger Sub will merge with and into the Company at the Effective Time.

                  SECTION 2.04. Effective Time of the Merger. Subject to the provisions of this Agreement, an agreement of merger with respect to the Merger in form and substance satisfactory to Merger Sub and the Company (the "Agreement of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of California for filing, as provided in the CGCL, as early as practicable on the Closing Date. The Merger shall become effective at such time as is specified in the Agreement of Merger (the time at which the Merger has become fully effective being hereinafter referred to as the "Effective Time").

                  SECTION 2.05. Closing. The closing of the Purchase, the Merger and the Investment (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by Merger Sub and the Company, which shall be no later than the fifth Business Day after satisfaction or, if permissible, waiver of the conditions set forth in Article IX (the "Closing Date"), at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, unless another date, place or time is agreed to in writing by Merger Sub and the Company. At the Closing, (i) the documents, certificates and instruments referred to in Article IX shall be executed and delivered, (ii) the Merger Consideration and Option Consideration shall be deposited with the Exchange Agent for disbursement pursuant to Section 2.10, (iii) all amounts contemplated by Section 7.10 to be paid at Closing shall be paid, and (iv) the transactions contemplated by the Stock Subscription Agreement and the Stock Purchase Agreements shall be consummated.

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

                  SECTION 2.06. Effect of the Merger. As a result of the Merger, Merger Sub shall merge into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Upon becoming effective, the Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of Surviving Corporation.

                  SECTION 2.07. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of Surviving Corporation shall be in a form to be agreed by Merger Sub and the Company and attached to the Agreement of Merger (the "Restated Articles") until duly amended in accordance with applicable Law, and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of Surviving Corporation until duly amended in accordance with applicable Law.

                  SECTION 2.08. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors set forth on Section 2.08(a) of the Disclosure Schedule hereto shall become the initial directors of Surviving Corporation, each to hold office from the Effective Time until his or her respective successor is duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of Surviving Corporation. The Company shall use its best efforts to cause each director of the Company immediately prior to the Effective Time, other than those set forth on Section 2.08(b) of the Disclosure Schedule hereto, to tender his or her resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time.

                  SECTION 2.09. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of the following securities:

                  (a) Conversion of Capital Stock of Merger Sub. Each issued and outstanding share of non-voting Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of non-voting Common Stock of Surviving Corporation. Each issued and outstanding share of supervoting Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of supervoting Common Stock of Surviving Corporation. Each issued and outstanding share of one-vote Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of one-vote Common Stock of Surviving Corporation. At the Effective Time, each of the Investors, as the sole holders of Merger Sub Common Stock, shall surrender any and all certificates representing such Merger Sub Common Stock to Surviving Corporation and shall be entitled to receive in exchange therefor a certificate representing the class and number of shares of Common Stock of

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

Surviving Corporation into which the Merger Sub Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in this Section 2.09(a). From and after the Effective Time, until so surrendered, each certificate theretofore representing shares of issued and outstanding Merger Sub Common Stock shall be deemed for all corporate purposes to evidence the number of shares of Common Stock of Surviving Corporation into which such shares shall have been converted.

                  (b) Conversion of Series A Preferred Stock, Class A Common Stock and Class B Common Stock.

                          (i) Series A Preferred Stock. Each issued and outstanding share of Series A Preferred Stock shall be converted into and represent the right to receive the Series A Cash Consideration, in cash. All such shares of Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, retired and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of Section 2.10, the Series A Cash Consideration into which such shares have been converted in accordance herewith.

                          (ii) Class A Common Stock. Each issued and outstanding share of Class A Common Stock shall be converted into and represent the right to receive the Class A Cash Consideration; provided, however, that each share of Class A Common Stock held by the persons listed on
         Section 2.09(b)(ii)(A) of the Disclosure Schedule shall be converted into and represent the right to receive 4.57785979 shares of one-vote Common Stock of Surviving Corporation; provided further, that each share of Class A Common Stock held by a DLJ Entity shall be converted into and represent the right to receive 4.57785979 shares of non-voting Common Stock of Surviving Corporation. All such shares of Class A Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, retired and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of Section 2.10, the Class A Cash Consideration or Common Stock into which such shares have been converted in accordance herewith. A list of holders of Class A Common Stock whose shares shall be converted into the right to receive the Class A Cash Consideration is provided in Schedule 2.09(b)(ii)(B).

                          (iii) Class B Common Stock. Each issued and outstanding share of Class B Common Stock shall be converted into and represent the right to receive 0.15922254 shares of one-vote Common Stock of Surviving Corporation; provided, however, that each share of Class B Common Stock held by a DLJ Entity shall be converted into and represent the right to receive 0.15922254 shares of non-voting Common Stock of Surviving Corporation. All such shares of Class B Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, retired and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of
         Section 2.10, the Common Stock into which such shares have been converted in accordance herewith.

                          (iv) Notwithstanding anything else contained herein, no Person who is a holder of Class A Common Stock or Class B Common Stock shall be entitled to receive, pursuant to the Merger, shares of Common Stock if such Person is not, and did not, satisfy the Company and Merger Sub prior to the date hereof that such Person was, (i) an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended, and (ii) permitted to receive such Common Stock without the issuance being registered, qualified or otherwise approved under applicable state securities or blue sky laws. If any Person who is a holder of Class A Common Stock or Class B Common Stock who was otherwise intended to receive Common Stock fails to qualify as provided above, the shares of Class A Common Stock or Class B Common Stock held by such Person shall be converted into the Class A Cash Consideration or Class B Cash Consideration, as applicable.

                  SECTION 2.10. Exchange of Certificates. The procedures for exchanging certificates which prior to the Effective Time represented shares of the Company Stock for the Merger Consideration pursuant to the Merger and certificates representing Company Options for the Option Consideration are as follows:

                  (a) Exchange Agent. As of the Effective Time, Merger Sub shall deposit with a bank or trust company designated by Merger Sub and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock and Company Options outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.10, through the Exchange Agent, cash and shares of Common Stock in the aggregate amount sufficient to pay the Merger Consideration for all shares of Company Stock converted pursuant to
Section 2.09(b) and to pay the Option Consideration for all Company Options pursuant to Section 2.11 (such cash being hereinafter referred to in the aggregate as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash required to be delivered pursuant to
Section 2.09(b) and Section 2.12 out of the Exchange Fund to holders of shares of Company Stock and Company Options, respectively. Except as contemplated by
Section 2.10(e), the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. Commencing on the tenth calendar day prior to the date of the Closing, Merger Sub shall cause the Exchange Agent to promptly deliver to each holder of record of a certificate or certificates representing outstanding shares of Company Stock (the "Stock Certificates") and to each holder of record of a certificate or instrument which immediately prior to the Effective Time represented any outstanding Company Options (the "Option Certificates" and collectively together with the Stock Certificates, the "Certificates") from whom the Exchange Agent receives a written request (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only at or following the Effective Time and upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Merger Sub and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the consideration with respect to the shares of Company Stock or Company Options, as applicable, formerly represented thereby. The letter of transmittal with respect to Option Certificates shall contain language waiving any claims the holders thereof may have against the Company or any Affiliates thereof with respect to the Company Options. As soon as reasonably practicable (and in any event not later than five
(5) Business Days) after the Effective Time, Merger Sub shall cause the Exchange Agent to mail a letter of transmittal and the instructions described above to each holder of record of a Certificate who has not previously requested such documents from the Exchange Agent.

                  Each holder of a Certificate shall be entitled to surrender such Certificate to the Exchange Agent at the Effective Time in accordance with the procedures described herein. Upon surrender of a Stock Certificate or Option Certificate, as the case may be, to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the consideration (to be paid in immediately available funds) which such holder has the right to receive pursuant to the provisions of Section 2.09(b) or Section 2.12, as applicable (provided that Certificates delivered to the Exchange Agent at least two Business Days prior to the Closing shall be paid promptly after the Effective
Time), and the Certificate so surrendered shall immediately be canceled.

                  (c) Distributions with Respect to Holders of Unsurrendered Certificates. No consideration shall be paid to the holder of any unsurrendered Certificate in respect thereof until the holder of record of such Certificate shall surrender such Certificate to the Exchange Agent in accordance herewith.

                  (d) No Further Ownership Rights in Company Stock or Company Options. Until surrendered pursuant to Section 2.10(b), each Certificate shall, after the Effective Time, represent for all purposes, only the right to receive the consideration in respect of the Company Stock or Company Options represented by such Certificate. No interest will be paid or will accrue on any cash payable as such consideration. The Merger Consideration or Option Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock or Company Options, as applicable, theretofore represented by such Certificates.

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for 180 days after the Effective Time shall be delivered to Surviving Corporation upon demand, and any former shareholder of the Company or former holder of Company Options who have not previously complied with this Section 2.10 shall thereafter look only to Surviving Corporation for payment of such Person's claim for Merger Consideration or Option Consideration.

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

                  (f) No Liability. None of the Company, Merger Sub or the Exchange Agent shall be liable to any holder of shares of Company Stock or Company Options for any cash, stock or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the giving of an appropriate indemnity by such Person, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Option Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

                  (h)      Withholding Rights.

                           (i) Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article (other than Section 2.14) such amounts as it is required by law to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Company Options in respect of which the Surviving Corporation made such deduction and withholding.

                           (ii) With respect to compensation payments made by the Company under Section 2.14 hereof, the Company shall be entitled to deduct and withhold such amounts as required by applicable provisions of federal, state, local or foreign tax law. The amounts so withheld by the Company shall be treated for all purposes of this Agreement as having been paid to the person entitled to such payments under Section
         2.14 hereof.

                  (i) Fractional Shares. No fractional shares shall be issued in the Merger. All fractional shares that a holder of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying $1.00 by the fraction of a share to which such holder would otherwise have been entitled.

                  SECTION 2.11. Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Stock on the books and records of the Company or Surviving Corporation. If, after the Effective Time, any Certificates are presented to the Exchange Agent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

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

                  SECTION 2.12. Company Options. The Company shall use its reasonable efforts to have all of the holders of Company Options execute an option termination agreement, in a form to be agreed prior to the Closing (the "Option Termination Agreement"), within 40 days of the date hereof, pursuant to which each Company Option will be terminated for a cash payment equal to (a) the Class B Cash Consideration multiplied by the number of shares of Class B Common Stock issuable upon the exercise of such Company Option, reduced by (b) the aggregate exercise price for the shares of Class B Common Stock then issuable upon exercise of such Company Option (such net amount in the aggregate, with respect to such Company Option, the "Option Consideration").

                  SECTION 2.13.     [Reserved].

                  SECTION 2.14.     Incentive Payment.

                  (a) IPO Payment. Upon consummation of an underwritten public offering of common stock (or of a security convertible or exchangeable for such common stock) of the Company, any successor to the Company, or any Company Subsidiary or Company Parent (collectively, the "Company Entities"), prior to the eighth anniversary of the Closing Date, the Company shall either (i) pay as compensation the Incentive Payment - IPO Amount in cash to the Persons set forth on Section 2.14 of the Disclosure Schedule hereto immediately following such consummation, such amount to be paid among such Persons in accordance with the percentages set forth opposite the name of such Person, or (ii) pay as compensation the Incentive Payment - IPO Amount in cash to the Persons set forth on Section 2.14 of the Disclosure Schedule hereto in four equal quarterly installments, commencing on the three month anniversary of such consummation, and continuing every three months thereafter until all four installments have been paid, with such amount to be paid among such Persons in accordance with the percentages set forth opposite the name of such Person; provided however, that if the Company elects to pay the Incentive Payment - IPO Amount pursuant to clause (ii), the Company's obligation to pay such quarterly installments shall cease whenever the aggregate amount previously paid by the Company pursuant to
Section 2.14 equals $7,000,000.

                  (b) Return of Capital Payment. Upon consummation of a sale, recapitalization, merger, change in control or similar transaction prior to the eighth anniversary of the Closing Date of any Company Entity in which any DLJ Entity (or a Permitted Transferee of any DLJ Entity, as such term is defined in the Shareholders' Agreement) receives consideration (other than equity securities in any Company Entity) in respect of its equity securities in such Company Entity, which when aggregated with all other such consideration received by all DLJ Entities and DLJ Permitted Transferees in respect of their equity securities in all Company Entities, exceeds their aggregate purchase price for all such equity securities, the Company shall pay as compensation the Incentive Payment - Return of Capital Amount in cash to the Persons set forth on Section
2.14 of the Disclosure Schedule, such amount to be paid among such Persons in accordance with the percentages set forth opposite the name of such Person.

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

                  (c) Acquisition Payment. Upon consummation, prior to the eighth anniversary of the Closing Date, of:

                          (i) an acquisition by any Company Entity of the Applied Technology Division of Litton Industries, Inc. ("ATD") whether by merger, acquisition of all or substantially all the assets of ATD, or otherwise, the Company shall pay as compensation the Incentive Payment - Acquisition Amount in cash to the Persons set forth on
         Section 2.14 of the Disclosure Schedule, such amount to be paid among such Persons in accordance with the percentages set forth opposite the names of such Person; or

                          (ii) an acquisition by any Company Entity of a business (other than ATD), whether by merger, acquisition of all or substantially all the assets of such business or otherwise (an "Acquisition"), and the cumulative Enterprise Value of all businesses (including ATD if consummated) which have been the subject of Acquisitions by Company Entities since the Effective Time equals or exceeds $100,000,000, then the Company shall pay as compensation the Incentive Payment - Acquisition Amount in cash to the Persons set forth on Section 2.14 of the Disclosure Schedule, such amount to be paid among such Persons in accordance with the percentages set forth opposite the names of such Person.

                  (d) The rights of each Person set forth on Section 2.14 of the Disclosure Schedule to receive payments pursuant to this Section 2.14 shall be personal to, and shall not be assignable or transferable by, such Persons, except by will, intestate succession or operation of law. The Persons set forth on Schedule 2.14 are intended to be third party beneficiaries of this Section 2.14.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Merger Sub as follows:

                  SECTION 3.01. Authority of the Company. The Company has all necessary corporate power and authority to enter into this Agreement, and subject to the approvals discussed below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (other than the Financing, adoption of the Restated Articles and the stock option plans contemplated by Section 7.12) to which the Company is a party have been duly authorized by its Board of Directors and approved by the holders of the Series A Preferred Stock and Class B Common Stock and except for the approval of this Agreement by the holders of Class A Common Stock in accordance with the CGCL, and approval by the Board of Directors of the Company of the Financing and the Restated Articles and the stock option plans contemplated by
Section 7.12, no other corporate action on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and assuming due

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authorization, execution and delivery by Merger Sub and the Shareholders, this
Agreement constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) approval of this Agreement and the transactions contemplated hereby in accordance with the CGCL by the holders of Class A Common Stock and (ii) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 3.02. Incorporation and Qualification of the Company and the Company Subsidiaries. Each of the Company and each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite corporate or other organizational power and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it and to carry on its respective business in all material respects as currently conducted by the Company or such Company Subsidiary. The Company and each Company Subsidiary is duly qualified as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. True and complete copies of the Restated Articles of Incorporation (the "Current Articles") and Bylaws of the Company and the charter documents of each Company Subsidiary, each of the foregoing as amended to the date of this Agreement, have been made available to Merger Sub.

                  SECTION 3.03. Capital Stock of the Company. The authorized capital stock of the Company consists of 170,000,000 shares of common stock, par value $.001 per share, of which 10,000,000 shares are designated Class A Common Stock and 150,000,000 shares are designated Class B Common Stock, and 30,000,000 shares of preferred stock, par value $.001 per share, of which 22,000,000 shares are designated Series A Preferred Stock. As of the date hereof, 6,125,000 shares of Class A Common Stock were issued and outstanding, 45,000,000 shares of Class B Common Stock were issued and outstanding and 11,000,000 shares of Series A Preferred Stock were issued and outstanding. Such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Section 3.03 of the Disclosure Schedule sets forth, as of the date hereof, all of the record owners of the outstanding Company Stock and their respective holdings thereof. Except as set forth above and except for changes after the date hereof resulting from the exercise of Company Options representing the right to purchase shares of Class B Common Stock and Warrants, in each case, outstanding on the date hereof, there are no shares of capital stock or other voting securities of the Company outstanding. There are no options, warrants or rights of conversion or other rights (whether preemptive, subscription or similar), agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell any of its shares of capital stock, other than (i) the outstanding Company Options representing the right to purchase 4,800,000 shares of Class B Common Stock, (ii) the Warrants, and (iii) as contemplated by this Agreement. A schedule of exercise prices for all Company Options and Warrants is included in Section 3.03 of the Disclosure Schedule. Except as set forth in this Agreement, the Stock Purchase and Consent

Agreement and Section 3.03 of the Disclosure Schedule, there are (A) no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of its shares of capital stock and (B) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company.

                  SECTION 3.04.     Subsidiaries.

                  (a) Section 3.04(a) of the Disclosure Schedule sets forth the jurisdiction of organization of each Company Subsidiary, its authorized capital stock and any other ownership interests therein, the number and type of its issued and outstanding shares of capital stock, and the current ownership by the Company and the Company Subsidiaries of such shares. Except as set forth in
Section 3.04(a) of the Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary (other than directors' qualifying shares), is owned by the Company, directly or indirectly, free and clear of any Encumbrance and free of any other contractual limitation or restriction (including any contractual restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All such capital stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, and (ii) options or other rights to acquire from the Company or any Company Subsidiary, and no other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Except as set forth in Section 3.04(a) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any Company Subsidiary is a party with respect to the governance of a Company Subsidiary or the voting or transfer of any Subsidiary Securities.

                  (b) Other than the Company Subsidiaries, and except as set forth in Section 3.04(b) of the Disclosure Schedule, there are no other Persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire such an equity interest. Except as set forth in Section 3.04(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a member of any partnership, nor is the Company or any Company Subsidiary a participant in any joint venture or similar arrangement constituting a legal entity.

                  SECTION 3.05. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Sections 3.01 and 3.11 have been obtained and all filings and notifications listed in Section 3.11 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Merger Sub, the execution, delivery and performance of this Agreement by the Company does not and will not

(a) violate or conflict with the Current Articles, Restated Articles or Bylaws of the Company, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Company or any Company Subsidiary or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of any material Encumbrance on any of the material assets or properties of the Company or any Company Subsidiary pursuant to any material contract to which the Company or any Company Subsidiary is a party or by which any of such assets or properties is bound or affected. The Bylaws of the Company have been amended to remove Section 8.8 previously contained therein.

                  SECTION 3.06. Financial Statements. The Company has caused to be prepared and delivered to Merger Sub the Company Financial Statements (copies of which are included in Section 3.06 of the Disclosure Schedule). The Company Financial Statements have been prepared in accordance with GAAP and except as set forth in the Company Financial Statements, on a consistent basis, and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the date and for the period indicated. Attached as Section 3.06 of the Disclosure Schedule is a spreadsheet setting forth contract values and the estimated cost to completion for each Government Contract that has contract values in excess of $500,000 as of December 31, 1998. The Company Financial Statements were prepared using the estimates to complete set forth in Section 3.06 of the Disclosure Schedule, and such estimates to complete were prepared using the Company's customary practices, estimating techniques, schedules and procedures consistently applied from prior periods.

                  SECTION 3.07. Labor Matters. Neither the Company nor any Company Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association nor within the last year, have there been any material attempts to organize. Except as set forth in
Section 3.07 of the Disclosure Schedule, (a) the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours,
(b) there is no material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any comparable state agency, (c) there is no material complaint, charge or claim pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary with any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by the Company or any Company Subsidiary of any individual, and (d) there is no labor strike, labor disturbance or work stoppage pending or, to the Company's Knowledge, threatened in writing against the Company or any Company Subsidiary.

                  SECTION 3.08. Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement and except as set forth in
Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement, there has not been:

                  (a) any material damage, destruction or loss to any material asset or property of the Company or any Company Subsidiary;

                  (b) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of Company Stock or any redemption, purchase or other acquisition by the Company or any Company Subsidiaries of any shares of Company Stock, Company Options or Warrants;

                  (c) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any Company Subsidiary having a value individually exceeding $100,000, other than in the ordinary course of business consistent with past practice;

                  (d) any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof for consideration individually in excess of $100,000;

                  (e) except as reflected in the Company Financial Statements,
(i) any incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money, (ii) any issuance by the Company or any Company Subsidiary of any debt securities or (iii) any assumption, granting, guarantee or endorsement, or other accommodation arrangement making the Company or any Company Subsidiary responsible for, the indebtedness for borrowed money of any Person (other than another Company Subsidiary), in the case of (i), (ii) and
(iii) above, having an aggregate value exceeding $100,000 for all such occurrences, other than letters of credit created in the ordinary course of business and consistent with past practice as set forth in Section 3.08(c) of the Disclosure Schedule.

                  (f) except as may be reflected in the Company Financial Statements, any material change in any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes required by GAAP;

                  (g)      any Material Adverse Effect;

                  (h) (i) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any Company Subsidiary, except any employment agreement providing for compensation of less than $100,000 per annum entered into in the ordinary course of business, (ii) increase in the compensation payable or to become payable by the Company or any Company Subsidiary to any of its directors, officers or employees, or (iii) any increase in the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with directors, officers, employees, agents or representatives of the Company or any Company Subsidiary, other than, in the case of (ii) and (iii) above, normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or the Company Subsidiaries; or

                  (i) any agreement to take any actions specified in this
Section 3.08, except as contemplated by this Agreement.

                  SECTION 3.09. Absence of Litigation. Section 3.09 of the Disclosure Schedule sets forth as of the date hereof, all pending Actions, and, to the Company's Knowledge, Actions threatened in writing, against the Company or any Company Subsidiary. Except as set forth in Section 3.09 of the Disclosure Schedule, there are no Actions pending or, to the Company's Knowledge, threatened, against the Company or any Company Subsidiary or any of the assets or properties of the Company or any Company Subsidiary. The Company, each Company Subsidiary and their respective assets and properties are not subject to any material Governmental Order relating specifically to the Company or any Company Subsidiary. The Company has maintained, for at least one year prior to the date hereof, a "hot line" or other ethics compliance notice procedure for anonymous tips or information regarding possible unlawful actions or omissions by any employee or outside consultant, independent contractor or agent of the Company or a Company Subsidiary and has made available all records of, and responses to, such hot line or notice procedures, for the period beginning December 31, 1997, available to Merger Sub for review.

                  SECTION 3.10.     Compliance with Laws.

                  (a) Applicable Laws. Neither the Company nor any Company Subsidiary is in material violation of, or has since December 31, 1995 materially violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any applicable Law. Neither the Company nor any Company Subsidiary has received any written notice to the effect that the Company or any Company Subsidiary is not in material compliance with any applicable Laws except as set forth in Section 3.10 of the Disclosure Schedule.

                  (b) FCPA. The Company and the Company Subsidiaries are in material compliance with the Foreign Corrupt Practices Act, as amended, 15 U.S.C. ss.ss. 78m, 78dd-11 78dd-2, 78dd-3 and 78ff (the "FCPA"), and no pending contracts, bids or proposals of the Company or any of the Company Subsidiaries were obtained or made in material violation of the FCPA.

                  (c) Clearances. To the extent permitted by law, Section 3.10(c) of the Disclosure Schedule lists (a) all facility security clearances ("Facility Clearances") held by the Company and the Company Subsidiaries, and
(b) personnel security clearances ("Personnel Clearances") held by officers, directors or employees of the Company and the Company Subsidiaries. The Company and each Company Subsidiary is in material compliance with the National Industrial Security Program Operating Manual and applicable laws and regulations of the United States, and the terms and conditions of the Facility Clearances. To the Company's knowledge, no Person is in violation of the terms and conditions of his/her Personnel Clearance.

                  (d) Export Permits. Section 3.10(d) of the Disclosure Schedule sets forth all current United States Government export licenses containing open balances as of the date specified therein, and all extant technical assistance and disclosure agreements required by the Office of the Defense Trade Controls of the U.S. Department of State and applicable regulations or the Bureau of Export Administration of the U.S. Department of Commerce and applicable regulations. The Company and each Company Subsidiary is in material compliance with all such licenses and agreements, and with all other export laws and regulations applicable to their businesses.

                  (e) Anti Boycott. The Company and the Company Subsidiaries are in material compliance with all applicable "antiboycott" laws and regulations of the United States.

                  SECTION 3.11. Consents, Approvals, Licenses. Etc. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by the Company or the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) as set forth in Section 3.11 of the Disclosure Schedule; (b) applicable requirements, if any, of state securities or blue sky laws and the HSR Act, and approval of this Agreement and the transactions contemplated hereby by the holders of Class A Common Stock and filing of the Restated Articles with the Secretary of State of California, all in accordance with the CGCL; (c) any novations or consents required in connection with Government Contracts which are listed in Section
3.11 of the Disclosure Schedule, (d) any filings required under the National Industrial Security Program Operating Manual, (e) as may be necessary as a result of any facts or circumstances relating solely to Merger Sub and (f) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all such other failures, have a Material Adverse Effect.

                  The Company and each Company Subsidiary have all material Licenses. Other than as set forth in Section 3.11 of the Disclosure Schedule, as of the date hereof no audit of the Company or any Company Subsidiary is pending before, or to the Knowledge of the Company has been threatened by, any Governmental Authority (other than the IRS). All of the material Licenses of the Company and each Company Subsidiary are in full force and effect and the Company or respective Company Subsidiary is in material compliance with each such material License.

                  SECTION 3.12.     Intellectual Property.

                  (a) General. Section 3.12 of the Disclosure Schedule sets forth with respect to the Proprietary Rights: (i) all patents and patent applications, including petty patents and utility models and, as applicable, the patent number, application number, filing date, country of jurisdiction, normal expiration date, title, priority information, (ii) all material trademarks, trade names and service marks, whether or not registered, the date first used and as applicable for each country, the application serial number and registration number, the classes of goods or services covered, the nature of the goods or services, the countries in which the name or mark is used and the expiration date for each country in which a trademark, trade name or service mark has been registered, and (iii) all material copyrights for which registration has been sought, and whether or not registered, the date of creation and first publication of the copyrighted work, the application number and registration number, the country of jurisdiction, and the dates of application and registration. Section 3.12 of the Disclosure Schedule also sets forth a list of all licenses and sublicenses to or from the Company or any Company Subsidiary relating to any Proprietary Rights. True and correct copies of all such scheduled Proprietary Rights (including all pending applications) and all such scheduled agreements have been provided or made available to Merger Sub.

                  (b) Adequacy. To the Company's Knowledge, the Proprietary Rights are all those necessary for the normal conduct of the Business as presently conducted. The Proprietary Rights are valid and enforceable. No loss of any item of the Proprietary Rights is pending, reasonably foreseeable or, to the Company's Knowledge, threatened. The Company and the Company Subsidiaries have taken all actions necessary to maintain and protect the Proprietary Rights. Each patent, patent application, registered trademark, trademark application, and registered copyright has been duly registered with the United States Patent and Trademark Office, the United States Copyright Office, or such other domestic or foreign government authority as indicated on Section 3.12 of the Disclosure Schedule, and all annuity, maintenance, renewal and other similar fees relating to the same are current, and such registrations, filings and issuances remain in full force and effect. None of the Proprietary Rights, the value of which to the Company and the Company Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or the Company Subsidiary to any third party except to third parties that are bound under written confidentiality agreements to maintain such Proprietary Rights in confidence.

                  (c) Royalties and Licenses. Except as set forth on Section
3.12 of the Disclosure Schedule, neither the Company nor any Company Subsidiary
(i) is operating under any obligation of compensation for the use of any Proprietary Rights, nor are they committed to enter into any such obligation, and (ii) has granted any option, license, sublicense or agreement of any kind relating to the material Proprietary Rights, nor are they committed to enter into any such option, license, sublicense or agreement. Neither the Company nor any Company Subsidiary is subject to any outstanding judgment, injunction, order or decree restricting the use or transfer of any material Proprietary Rights or restricting the licensing thereof by the Company or any Company Subsidiary to any third party. The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby will not alter, impair or extinguish any of the Proprietary Rights.

                  (d) Ownership. The material Proprietary Rights owned by the Company are owned solely by the Company, and the Company has good and marketable title in and to such Proprietary Rights, free and clear of all material Encumbrances. The Proprietary Rights owned by each Company Subsidiary are owned solely by each such Company Subsidiary, and each such Company Subsidiary has good and marketable title in and to such Proprietary Rights, free and clear of all Encumbrances. Each of the Company or the Company Subsidiaries has a valid right to use the material Proprietary Rights used by it in the Business.

                  (e) Absence of Claims. There has been no claim made and, to the Company's Knowledge, threatened against the Company or any Company Subsidiary asserting the invalidity, misuse or unenforceability of any item of the Proprietary Rights or challenging the Company or any of the Company Subsidiaries' right to use or ownership of any item of the Proprietary Rights and, to the Company's Knowledge, there are no grounds for any such claim or challenge. Neither the Company nor any of the Company Subsidiaries has infringed or misappropriated any proprietary rights of a third party, or been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement or misappropriation of any proprietary rights of a third party, except as would not have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has any outstanding claim or suit for or, to the Company's Knowledge, of infringement or misappropriation or facts raising a likelihood of, infringement or misappropriation by any third party of any of the Proprietary Rights, except as would not have a Material Adverse Effect.

                  (f) Definition. "Proprietary Rights" means all the following that is owned or licensed by the Company or any Company Subsidiary: (i) U.S. and foreign patents, patent disclosures and improvements thereto, petty patents and utility models, and any continuations, continuations-in-part, divisions, extensions, reissues and renewals for any of the foregoing; (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names, corporate names and the goodwill associated therewith and registrations thereof; (iii) U.S. and foreign copyrights and registrations; (iv) with respect to (i) - (iii), applications for any of the foregoing; (v) trade secrets and confidential or proprietary business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, discoveries, processes, know-how, research and development information, software (whether in source code, object code or other format), drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing plans and customer and supplier lists and information); (vi) mask works; (vii) domain names; (viii) other intellectual property and proprietary rights; (ix) tangible embodiments of any of the foregoing (in whatever form or medium).

                  (g) Government Data Rights. Section 3.12(g) of the Disclosure
Schedule identifies the "technical data" and "computer software" developed by the Company or any Company Subsidiary to which the United States Government has claimed "unlimited rights," "restricted rights" or "Government purpose rights" by written notice to the Company or appropriate Company Subsidiary at any time since January 1, 1994. For purposes of this Section 3.12(g), the terms first used in quotation marks have the meaning as defined in the applicable federal acquisition regulations and supplements. Except as identified in Section 3.12 of the Disclosure Schedule, the Company and the Company Subsidiaries have the right to use the "technical data" and "computer software" developed and used by them in the Business.

                  (h) Year 2000 Compliance. Except as disclosed on Section 3.12 of the Disclosure Schedule, each item of hardware, software or firmware (a "System") that is part of or is used in connection with the Business, or any product or service designed, manufactured, sold, licensed or provided by the Company or any Company Subsidiary after October 31, 1998 in connection with the Business, is Year 2000 Compliant. Except as disclosed in Section 3.12 of the Disclosure Schedule, neither the Company nor any Company Subsidiary knows of any inability on the part of any suppliers or service providers to timely ensure that its Systems are Year 2000 Compliant, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect. For purposes of this Section 3.12, "Year 2000 Compliant" means that the System will record, store, process, calculate, sequence, compare, compile and present calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality and accuracy, and without interruption to operations, as such System records, stores, processes, calculates, sequences, compares, compiles and presents calendar dates falling on or before December 31, 1999.

                  SECTION 3.13. Real Property. Neither the Company nor any Company Subsidiary owns any real property. Section 3.13 of the Disclosure Schedule lists as of the date hereof the address of all real property now leased or subleased by the Company or any Company Subsidiaries and the name of the record owner thereof.

                  SECTION 3.14.     Employee Benefit Matters.

                  (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any Company Subsidiary or under which current or former employees of the Company or any Company Subsidiary benefit (the "Benefit Plans"), a list of which is set forth on Section 3.14 of the Disclosure Schedule, the Company has made available to Merger Sub a copy, if applicable, of (i) the most recent annual report (Form 5500) filed with the IRS,
(ii) such Benefit Plan, (iii) each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and (v) the most recent determination letter issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Internal Revenue Code.

                  (b) With respect to the Benefit Plans, except as set forth in
Section 3.14 of the Disclosure Schedule, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company, any Company Subsidiary or any Benefit Plan could be subject to any material liability under the terms of such Benefit Plans, ERISA, the Internal Revenue Code or any other material applicable Law other than in the ordinary course. No Benefit Plan is subject to Title IV of ERISA.

                  (c) The Company has made available to Merger Sub (i) copies of all employment agreements with officers of the Company and each Company Subsidiary involving payments in excess of $100,000 and not terminable within 60 days without payment of any material penalty or similar amount, (ii) copies of all material severance agreements and plans of the Company and each Company Subsidiary with or relating to their employees, and (iii) copies of all material plans and agreements of the Company and each Company Subsidiary with or relating to its respective employees which contain change in control provisions.

                  (d) Except as provided in Section 3.14 of the Disclosure Schedule or as otherwise required by Law, no Benefit Plan of the Company or any Company Subsidiary provides retiree medical or retiree life insurance benefits to any person.

                  SECTION 3.15.     Taxes.

                  (a) Except as set forth in Section 3.15 of the Disclosure Schedule, (i) the Company and each Company Subsidiary has timely filed all income tax returns for 1994, 1995, 1996 and 1997. All other tax returns have been filed timely or any delinquency penalties resulting from late filing have been paid. The 1998 tax returns for the Company and each Company Subsidiary will be filed timely; (ii) the Company and each Company Subsidiary has paid all income taxes as shown on prior returns and all incomes taxes for 1998 for the Company and each Company Subsidiary have either been paid or are shown as an accrued liability on the Company Financial Statements as of 12/31/98; (iii) as of the time of filing, such Tax returns correctly reflected the facts regarding the income, business, assets, operations, activities and status in all material respects of the Company, its Subsidiaries and any other information required to be shown therein; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Balance Sheet (including any provision for deferred income taxes) are recorded in accordance with GAAP to cover such Taxes accruing through the date thereof; (v) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for all Pre-Closing Tax Periods for which no Tax return has yet been filed, except for instances where failure to so provide, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is or will become obligated under any contract entered into by the Company or any Affiliate of the Company prior to or contemporaneously with the Closing to make any payments that will be nondeductible under Section 28OG of the Code (or any corresponding provision of state, local or foreign income tax law).

                  (c) As of the date hereof, except as set forth in Section 3.15 of the Disclosure Schedule, with respect to the Company or any Company Subsidiary, no waivers of statutes of limitations have been given with respect to any Tax returns and reports, which waivers are currently in effect, and no request for any such waiver is currently pending. No requests for ruling or determination letters or competent authority relief with respect to the Company or any Company Subsidiary is pending with any taxing agency with respect to any Taxes. Section 3.15 of the Disclosure Schedule identifies all Tax returns of the Company or any Company Subsidiary with respect to which an audit is in progress as of the date hereof. All Tax returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement with any taxing authority with regard to the Tax liability of the Company or any Company Subsidiary. The Company has not filed any amended return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund to the extent any such action by the Company may adversely affect any tax position or increase any Tax liability of the Company or any Company Subsidiary in any Post-Closing Tax Period.

                  (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has (A) been a member of an affiliated, consolidated, combined or unitary group or (B) participated in any other arrangement whereby any income, revenues, receipts, gain, loss or Tax Asset of the Company or any Company Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset, liability or Tax Asset of any other person, and (ii) neither the Company nor any Company Subsidiary is currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax".

                  (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, (i) during the five-year period ending on the date hereof, none of the Company, any Company Subsidiary or any Affiliate of the Company has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect the Company or any Company Subsidiary), (ii) neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income in any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period, and (iii) except as provided for in the deferred tax accounts, neither the Company nor any Company Subsidiary will be required to include in a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period including any income that would be includible in a Post-Closing Period as a result of the installment method.

                  (f) Except as set forth in Section 3.15(f) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6111(d)(2) of the Code.

                  (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, (i) there are no liens for Taxes upon the assets of the Company or any Company Subsidiary except liens for current Taxes not yet due, and (ii) the Company and its Subsidiaries have materially complied with all laws, rules and regulations relating to the payment and withholding of Taxes, including employment Taxes, except with respect to which the failure to comply individually or in the aggregate would not have a Material Adverse Effect.

                  SECTION 3.16.     Certain Contracts.

                  (a) To the extent permitted by government regulations applicable to classified documents, Section 3.16 of the Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xi) below to which the Company or any Company Subsidiary is a party as of the date hereof (collectively, the "Listed Contracts"). To the extent permitted by government regulations applicable to classified documents, true, correct and complete copies of the Listed Contracts have been delivered or made available to Merger
Sub:

                          (i) each Government Contract or other revenue producing contract submitted by the Company or any Company Subsidiary and each Government Bid, which involves performance of services or delivery of goods and/or materials by the Company or any Company Subsidiary of an amount or value in excess of $500,000;

                          (ii) each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000, other than intercompany indebtedness;

                          (iii) any employment agreements involving annual salary payments by the Company or any Company Subsidiary in excess of $100,000 that are not terminable within 60 days without payment of any penalty or similar amount;

                          (iv) each Contract not in the ordinary course of business involving annual expenditures or receipts of the Company and the Company Subsidiaries in excess of $100,000;

                          (v) each lease, rental or occupancy agreement, license, installment or conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving annual aggregate payments in excess of $100,000;

                          (vi) any indemnity arrangement with any directors, officers, shareholders or Affiliates of the Company or any Company Subsidiary or arising in connection with any sale or disposition of assets for proceeds in excess of $500,000 (other than sales of assets in the ordinary course of business) wherein the Company or any Company Subsidiary is the indemnitor and any existing waivers of claims against same;

                          (vii) each joint venture Contract, partnership agreement, or limited liability company agreement;

                          (viii) each Contract explicitly requiring capital expenditures after the date hereof in an amount in excess of $100,000;

                          (ix) each material licensing agreement with respect to Proprietary Rights;

                          (x) any agreements containing covenants presently limiting, in any material respect, the freedom of the Company or any Company Subsidiary to compete with any person in any line of business or in any area or territory; and

                          (xi) any teaming agreement, Cooperative Research and Development Agreement ("CRADA"), and the agreement to acquire ATD, which has been terminated without any material liability of the Company to Litton Industries, Inc.

                  (b) Except as set forth in the Disclosure Schedule, (i) each Listed Contract (other than those which have been terminated pursuant to their terms) represents the legally valid and binding obligation of the Company or the Company Subsidiary party thereto, and to the Knowledge of the Company, represents the legally valid and binding obligations of the other parties thereto, (ii) each of the Company and the Company Subsidiaries is aware of no material obligations that it will not be able to perform under the Listed Contracts, (iii) neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any of the Listed Contracts and (iv) to the Knowledge of the Company, there is no breach or anticipatory breach by the other parties to any Listed Contract.

                  SECTION 3.17.     Government Contract Matters.

                  (a) Government Contract Compliance. Except as set forth in
Section 3.17(a) of the Disclosure Schedule, with respect to each and every contract, agreement or subcontract with or on behalf of the United States Government or any agency, department or division thereof (a "Government Contract") or bid or proposal which, if accepted, would result in a Government Contract, each of which is listed on Section 3.17(a) of the Disclosure Schedule (a "Government Bid") with a value in excess of $500,000: (i) the Company and each Company Subsidiary has complied with all material terms and conditions of such Government Contract or Government Bid; (ii) the Company and each Company Subsidiary has complied with all material laws, regulations, standards or agreements pertaining to such Government Contract or Government Bid, including without limitation the Truth in Negotiations Act; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of their effective date and the Company and each Company Subsidiary (as applicable) has complied in all material respects with all such representations and certifications; (iv) neither the United States Government nor any prime contractor, subcontractor or other person has notified the Company or a Company Subsidiary, either in writing or orally, that the Company or any Company Subsidiary has breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid, except for such terminations or notices which are not material; (vi) no cost in excess of $100,000 incurred by the Company or any Company Subsidiary pertaining to a Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the United States Government; (vii) no money in excess of $100,000 due to the Company or any Company Subsidiary pertaining to such Government Contract or Government Bid has been withheld or set off nor has any claim been made to withhold or set off money and the Company or such Company Subsidiary is entitled to all progress payments received with respect thereto; and (viii) each Government Contract to which the Company and each Company Subsidiary is a party is valid and subsisting.

                  (b) Government Investigations. Except as set forth in Section 3.17(b) of the Disclosure Schedule, since January 1, 1994 (i) the Company and each Company Subsidiary, and the Company's and each Company Subsidiary's directors, officers or employees are not under administrative, civil or criminal investigation, indictment or writ of information by any United States Government entity or any audit or investigation by any United States Government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (ii) during the last seven years, the Company and the Company Subsidiaries have not conducted or initiated any internal investigation under which the Company determined material irregularities existed, or made a voluntary disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid or export of articles, technical data or technical assistance. Except as set forth in
Section 3.17(b) of the Disclosure Schedule, there exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

                  (c) Absence of Claims. Except as set forth in Section 3.17(c) of the Disclosure Schedule, with respect to the Company and each Company Subsidiary, there exist (i) no outstanding claims in excess of $100,000 against the Company or a Company Subsidiary, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract to which the Company or any Company Subsidiary is a party; and (ii) no material disputes between the Company and the United States Government under the Contract Disputes Act or any other federal statute or between the Company or a Company Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract to which the Company is a party. Except as set forth in Section 3.17(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any interest in any pending or potential claim against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. Section 3.17(c) of the Disclosure Schedule lists each Government Contract which is currently under audit (other than routine audits conducted in the ordinary course of business where there has been no indication of a potential disagreement in excess of $100,000) by the United States Government or any other person that is a party to such Government Contract.

                  (d) Eligibility; Systems Compliance. Except as set forth in
Section 3.17(d) of the Disclosure Schedule, since January 1, 1992, neither the Company nor any of the Behrman Funds or Management have ever been debarred or suspended from participation in the award of contracts with the United States Department of Defense or any other United States Government entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). There exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any Company Subsidiary with respect to any prior, subsisting or future Government Contract or Government Bid. No payment has been made by the Company or any Company Subsidiary, or by any Person on behalf of the Company or any

Company Subsidiary, in connection with any Government Contract or Government Bid in violation of applicable procurement laws or regulations. Except as set forth in Section 3.17(d) of the Disclosure Schedule, the Company's and each Company Subsidiary's cost accounting, materials management and procurement systems, and the associated entries reflected in the Financial Statements, with respect to the Government Contracts and the Government Bids are in compliance in all material respects with all applicable laws and regulations.

                  (e) Test and Inspection Results. Except as set forth in
Section 3.17(e) of the Disclosure Schedule, all test and inspection results provided by the Company or any Company Subsidiary to the United States Government pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to the United States Government or to any other Person pursuant to a Government Contract of any article, spare part, apparatus or any intangible (including software and databases) which were designed, developed, engineered or manufactured by the Company, a Company Subsidiary or any of its subcontractors, were complete and correct in all material respects as of the date so provided. Except as set forth in Section 3.17(e) of the Disclosure Schedule, the Company, and where applicable a Company Subsidiary, has provided all test and inspection results to the United States Government or to any other Person pursuant to a Government Contract as required by applicable law and the terms of the applicable Government Contract.

                  (f) Government Furnished Equipment. Section 3.17(f) of the Disclosure Schedule identifies by description or inventory number and contract all equipment and fixtures loaned, bailed or otherwise furnished to or held by the Company or any Company Subsidiary (or by subcontractors on behalf of the Company or any Company Subsidiary) by or on behalf of the United States as of the date stated therein (said equipment and fixtures are herein referred to as the "GFE"). The Company and the Company Subsidiaries have certified to the U.S. Government where contractually required that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable contract. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to the United States Government in respect of any GFE. In respect of the GFE, the Disclosure Schedule is accurate and complete on the date thereof, and if dated as of the Closing Date would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business. The GFE is in the possession of the Company, a Company Subsidiary, or a subcontractor of the Company or a Company Subsidiary and is located at the place identified in the list of GFE referred to in Section 3.17(f) of the Disclosure Schedule.

                  (g) Closed Years; Forward Rates. The Company has reached agreement with the responsible United States Government contracting officers and applicable agencies approving and closing all overhead and other costs charged to Government Contracts for the years prior to and through December 31, 1994, and those years are closed. The Company has no formal forward pricing rate agreements with the United States Government and the Company has materially complied with its obligations under applicable laws and regulations to provide cost or pricing data to the government that might affect the current accurate or complete nature of forward rates used in pricing Government Contracts and Government Bids.

                  SECTION 3.18. Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material Liability or obligation of any kind or nature except those (i) specifically disclosed in the Company Financial Statements or the footnotes thereto, (ii) disclosed in Section 3.18 of the Disclosure Schedule or (iii) incurred in the ordinary course of business since the Balance Sheet Date.

                  SECTION 3.19. Transactions with Affiliates. Except as set forth in Section 3.19 of the Disclosure Schedule, there have been no material transactions, agreements or arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any director, officer or Shareholder of the Company or any Company Subsidiary or any immediate family member or any Affiliate of any officer, director, or Shareholder of the Company or any Company Subsidiary, other than those constituting an employee benefit plan or compensation arrangement entered into in the ordinary course of business. Without limiting the foregoing, except as set forth in Section 3.19 of the Disclosure Schedule, no officer, director or Shareholder of the Company or any Company Subsidiary (or any immediate family member or Affiliate of any such officer, director, or shareholder), (i) has any material interest in any material property, real or personal, tangible or intangible, including licenses, agencies or Intellectual Property, used in or pertaining to the Company or the Business or any Company Subsidiary, (ii) has any material interest in any business, corporate or otherwise, that is in competition with the business of the Company or any Company Subsidiary or (iii) has received any loan or advance that remains unpaid or is otherwise a debtor of, or made any loan or advance to or is otherwise a creditor of, the Company or any Company Subsidiary. Since the Balance Sheet Date there has not been any material asset sold by the Company or any Company Subsidiary to, or to the Company or any Company Subsidiary by, any officer, director or Shareholder of the Company or any Company Subsidiary or any immediate family member or Affiliate of any officer, director or Shareholder of the Company or any Company Subsidiary, other than salaries and employee benefits accruing in the ordinary course of business.

                  SECTION 3.20. Insurance. Section 3.20 of the Disclosure Schedule sets forth a true and correct list of all insurance policies which are in force and under which the Company or any Company Subsidiary is a named insured or beneficiary.

                  SECTION 3.21. Brokers. Except for Bowles Hollowell Conner & Co. and Behrman Capital (the fees and expenses of which shall be paid in full by the Company) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                  SECTION 3.22. Environmental Matters. Except for such breaches as have not resulted and would not result in a Material Adverse Effect:

                  (a) To the Knowledge of the Company, no Hazardous Material is present at or has been discharged or released from any of the real property owned, leased or operated by the Company or any Company Subsidiary in violation of any applicable Law;

                  (b) Each of the Company and the Company Subsidiaries has not engaged in Hazardous Materials Activity in violation of or in a manner that may lead to liability under any applicable Law; and

                  (c) No Action is pending or, to the Knowledge of the Company, threatened concerning any of the Company's or the Company Subsidiaries' Hazardous Materials Activities or any of the real property owned, leased or operated by the Company or any Company Subsidiaries, and the Company has no Knowledge of any fact or circumstance that is likely to involve any litigation or impose any liability on the Company or any of the Company Subsidiaries arising under any Environmental Laws.

                  (d) There has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any Company Subsidiary or of any property or facility now or previously owned, leased or operated by the Company or any Company Subsidiary which has not been delivered to Merger Sub at least five days prior to the date hereof.

                  (e) Neither the Company nor any Company Subsidiary owns or leases or has owned or leased any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

                  (f) The Company and each Company Subsidiary has made available to Merger Sub all material reports provided to any Government Authority during the past five years (other than routine NPDES monitoring reports) with respect to environmental compliance or allowable costs claimed under a Government Contract for environmental compliance and cleanup or remediation.

                  SECTION 3.23. Small Business. The Company has accurately represented with respect to each Government Contract and Government Bid that the Company (when counting all employees of all affiliates as these terms are defined in 48 CFR Section 19.101 and 13 C.F.R. Part 101) qualifies as a small business under the applicable Standard Industrial Classification code for that procurement in accordance with 48 CFR Section 19.301. The Company is not aware of any facts or circumstances that would cause the Small Business Administration to challenge the Company's representations or determine that the Company was not a small business with respect to any Government Contract or Government Bid in excess of $500,000.

                                   ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Except as set forth on the Disclosure Schedule, each Shareholder, severally and not jointly, hereby represents and warrants, as to such Shareholder, to Merger Sub as follows:

                  SECTION 4.01. Existence and Power; Ownership. If such Shareholder is a corporation, a trust, a limited liability company or a partnership, such

Shareholder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Such Shareholder owns beneficially all of the shares of Company Stock set forth opposite such Shareholder's name on Section 4.01 of the Disclosure Schedule hereto (with respect to such Shareholder, the "Section 4.01 Securities"), free and clear of all Encumbrances (other than under existing shareholder agreements, which will be terminated upon consummation of the transactions contemplated hereby).

                  SECTION 4.02. Authorization. The execution, delivery and performance by such Shareholder of this Agreement, and the consummation by such Shareholder of the transactions contemplated hereby, are within such Shareholder's power and authority, corporate or otherwise, and have been duly authorized by all necessary action, corporate or otherwise, on the part of such Shareholder. This Agreement constitutes a legally valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity, regardless or whether such enforceability is considered in a proceeding in equity or at law.

                  SECTION 4.03. Noncontravention. The execution, delivery and performance by such Shareholder of this Agreement does not and will not (i) in the case of a Shareholder that is a corporation, a trust, a limited liability company or a partnership, contravene or conflict with the certificate of incorporation or other governing document of such Shareholder, (ii) conflict with or violate in any material respect any Law or Governmental Order applicable to such Shareholder, or (iii) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any material right of termination, amendment, acceleration or cancellation of, or result in the creation of any material Encumbrance on any of the assets or properties of such Shareholder pursuant to any material contract to which such Shareholder is a party. Such Shareholder has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such Shareholder's Section 4.01 Securities (other than this Agreement and the Stock Purchase and Consent Agreements).

                  SECTION 4.04. Transaction; Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company or Merger Sub in connection with the transactions contemplated by this Agreement based upon any agreement entered into by such Shareholder, in its capacity as a shareholder.

                                  ARTICLE V.

                          [INTENTIONALLY LEFT BLANK]

                                  ARTICLE VI.

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

                  Merger Sub represents and warrants to the Company as follows:

                  SECTION 6.01. Incorporation and Authority of Merger Sub. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legally valid and binding obligation of Merger Sub enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 6.02. Capital Stock of Merger Sub. The authorized capital stock of Merger Sub will at the Closing consist of shares of common stock, par value $.001 per share ("Merger Sub Common Stock"), classified into classes of shares of nonvoting Merger Sub Common Stock; shares of supervoting Merger Sub Common Stock and shares of one-vote Merger Sub Common Stock. Immediately after the Investment and prior to the Merger, 18,222,291 shares of Merger Sub Common Stock will be issued and outstanding, and all will be held by the Investors. Such shares of capital stock have been duly authorized and will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. There will be no other shares of capital stock or other voting securities of Merger Sub outstanding and, other than as contemplated hereby, no options, warrants or rights of conversion or other rights (whether preemptive, subscription or similar), agreements, arrangements or commitments relating to the capital stock of Merger Sub obligating Merger Sub to issue or sell any of its shares of capital stock.

                  SECTION 6.03. Merger Sub Liabilities and Assets. Merger Sub has no liabilities or contractual obligations other than those incurred in connection with the transactions contemplated by this Agreement. Assuming performance by all parties to the Stock Subscription Agreement, immediately prior to the Merger, Merger Sub will have $16,382,291 in net cash proceeds and $1,170,000 in promissory notes from certain members of GTP from the sale of Merger Sub Common Stock.

                  SECTION 6.04. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 6.05 have been obtained and all filings and notifications listed on Section 6.05 of the Disclosure Schedule, have been made, and except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by Merger Sub does not and will not: (a) violate or conflict with the organizational documents of Merger Sub;
(b) conflict with or violate in any material respect any Law or Governmental Order applicable to Merger Sub; or (c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Merger Sub pursuant to any material Contract relating to such assets or properties to which Merger Sub is a party or by which any of such assets or properties is bound or affected.

                  SECTION 6.05. Consents and Approvals. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except (a) as set forth in Section 6.05 of the Disclosure Schedule; (b) applicable requirements, if any, of the CGCL, state securities or blue sky laws and the HSR Act, (c) any novations or consents required in connection with Government Contracts, (d) any filings required under the National Industrial Security Program Operating Manual, (e) any filings required under U.S. export control Laws and (f) as may be necessary as a result of any facts or circumstances relating solely to the Company.

                  SECTION 6.06. Absence of Litigation. (a) There are no Actions pending against Merger Sub or any of its Affiliates or any of the assets or properties of Merger Sub or any of its Affiliates that, individually or in the aggregate, would prevent Merger Sub from consummating the transactions contemplated hereby and (b) (assuming receipt of all consents and approvals referred to in Section 6.05) Merger Sub, its Affiliates and their respective assets and properties are not subject to any Governmental Order that would prevent Merger Sub from consummating the transactions contemplated hereby.

                  SECTION 6.07. Financing. Merger Sub has provided to the Company true and complete copies of a commitment letter dated March 4, 1999 from Bank of America National Trust & Savings Association and Nationsbanc Montgomery Securities LLC ("BoA"), pursuant to which BoA has committed, subject to the terms and conditions set forth therein, to fund up to $50,000,000 of borrowings of the Company incurred pursuant to a senior secured revolving credit facility and a "highly confident" letter from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") relating to an offering by the Company of $100,000,000 of high-yield debt securities. The aforementioned letters shall be referred to as the "Financing Letters" and the financing to be provided thereunder shall be referred to as the "Financing." The aggregate proceeds of the Financing, taken together with the proceeds of the Investment (assuming it occurs) and cash balances of the Company are in an amount sufficient to pay the aggregate Merger Consideration, Option Consideration, make the payments required by the Warrant Termination Agreements, to repay the Company's and its Subsidiaries' indebtedness together with any interest, premium or penalties payable in connection therewith, and to pay all fees and expenses to be paid by Merger Sub or the Company in connection with the transactions contemplated hereby and thereby.

                  SECTION 6.08. Brokers. Except for DLJSC (the fees and expenses of which shall be paid in full by the Surviving Corporation if the Closing shall have occurred and by the DLJ Entities if this Agreement is terminated pursuant to Section 10.01 hereof), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Sub or its Affiliates.


                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

                  SECTION 7.01. Conduct of Business Prior to the Closing.

                  (a) Unless Merger Sub otherwise agrees in writing (such agreement not to be unreasonably withheld) and except as otherwise set forth herein, between the date of this Agreement and the Closing Date, Company will , and will cause each Company Subsidiary to (i) conduct the Business only in the ordinary course; (ii) use reasonable efforts, subject to the limitations set forth herein, to preserve the current relationships of the Company and the Company Subsidiaries with their respective customers, suppliers, distributors, officers and other key employees and other Persons with which the Company and the Company Subsidiaries have significant business relationships; (iii) use reasonable efforts to maintain its assets and properties in their current condition, normal wear and tear excepted; and (iv) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice.

                  (b) Except as expressly provided in this Agreement, between the date of this Agreement and the Closing Date, the Company will not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Merger Sub (which consent shall not be unreasonably withheld):

                          (i) except for government liens on work in progress, create any Encumbrance of any kind on any properties or assets (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances, (B) Encumbrances that will be released at or prior to the Closing, (C) Encumbrances on assets having a value not exceeding $500,000 in the aggregate and (D) Encumbrances relating to any acquisitions permitted by clause (iii) below;

                          (ii) except for transactions among the Company and Company Subsidiaries sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any Company Subsidiary having a value individually exceeding $100,000, other than in the ordinary course of business consistent with past practice;

                          (iii) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, other than in connection with the transactions set forth in Section 7.01(b)(iii) of the Disclosure Schedule and except for transactions with an aggregate fair market value of less than $1,000,000;

                          (iv) (A) increase the rate of compensation payable or to become payable to any of its directors, officers or employees, other than normal increases in the ordinary course of business consistent with past practice to Persons receiving cash compensation of less than $100,000 per annum; (B) pay or provide for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to or in respect of any such director, officer or employee except to the extent the Company or the Company Subsidiaries are, on the date hereof, contractually obligated to do so or required to do so by Law and except as would not materially increase the benefits or compensation expense of the Company and the Company Subsidiaries; and (C) enter into any new, or amend in any material respect any existing employment, deferred compensation, severance, or consulting agreement, sales agency or other Contract with respect to the performance of personal services, except in the ordinary course of business consistent with past practice with persons receiving cash compensation of less than $100,000 per annum; provided that any actions permitted by (A), (B) and (C) would not, in the aggregate, materially increase the benefits or compensation expense of the Company and the Company Subsidiaries;

                          (v) change any method of accounting or accounting practice used by the Company or any Company Subsidiary;

                          (vi) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities; except pursuant to Company Options outstanding on the date hereof and the Warrants outstanding on the date hereof;

                          (vii) amend the Company's or any Company Subsidiary's Articles of Incorporation or Bylaws or equivalent organizational documents;

                          (viii) take any action which would interfere with the consummation of the transactions contemplated hereby, or make such consummation more difficult or materially delay the consummation of such transactions;

                          (ix) incur, guarantee or assume any indebtedness for borrowed money except for letters of credit in the ordinary course of business and otherwise which in any event shall not exceed $100,000 in the aggregate;

                          (x) declare, set aside or pay any stock split, dividend or distribution or capital return in respect of any shares of Company Stock or redeem, purchase or acquire any shares of Company Stock or Company Options or Warrants (except in connection with the repurchase of any Company Stock in accordance with the terms of any agreements entered into with employees or consultants to the Company prior to the date hereof, which are set forth in Section 7.01(b)(x) of the Disclosure Schedule);

                          (xi) agree to take any of the actions specified in this Section 7.01(b);

                          (xii) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company, any Company Subsidiary, Merger Sub or any Affiliate of Merger Sub;

                          (xiii) abandon or permit the lapse of any material Proprietary Rights owned by the Company or any Company Subsidiary except as required by contract or by applicable Law;

                           (xiv) submit any Government Bid in excess of $5 million and where the EBIT margin would be less than 10% without giving notice of such bids to Merger Sub; in no event shall the Company be required to obtain Merger Sub's approval for such bids;

                           (xv) intentionally take any action that would make the representations and warranties in Article III inaccurate in any material respect; or

                           (xvi) enter into any indemnity arrangements with any directors, officers, shareholders or Affiliates of the Company or any Company Subsidiary, or waive any claims or rights it may have against any of the foregoing.

                  SECTION 7.02. Merger Sub Action Prior to the Closing. Between the date of this Agreement and the Closing Date, Merger Sub shall not take any action which would materially interfere with the consummation of the transactions contemplated hereby, or make such consummation more difficult or materially delay the consummation of such transactions. Merger Sub agrees to use its commercially reasonable efforts to consent to and authorize all actions in connection with the Purchase, the Investment, the Merger and all other transactions contemplated hereby to which it is a party.

                  SECTION 7.03. Access to Information. Subject to the terms of the Confidentiality Agreement(s), from the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause the officers, employees, auditors and agents of the Company, to, (i) afford the officers, employees and authorized agents and representatives of Merger Sub reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Company Subsidiaries and, in consultation with the Company, to the Company's key customers, contracting officers, subcontractors and suppliers, and (ii) furnish to the officers, employees and authorized agents and representatives of

Merger Sub such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Company Subsidiaries as Merger Sub may from time to time reasonably request in order to assist Merger Sub in connection with this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that Merger Sub shall not unreasonably interfere with any of the businesses or operations of the Company or any Company Subsidiaries.

                  SECTION 7.04. Confidentiality. The terms of the
Confidentiality Agreement(s) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement(s) shall terminate.

                  SECTION 7.05. Efforts; Consents; Regulatory and Other Authorizations; Financing; Shareholder Approval.

                  (a) Each party hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement including, without limitation, those consents set forth in the Disclosure Schedule, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to this Agreement. Each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. In connection with obtaining such consents from third parties, including the Government, no party hereto shall be required to make payments, commence litigation or agree to modifications of the terms of any agreements with third parties, and no material modification shall be made to any Contract of the Company or any Company Subsidiary without the consent of Merger Sub, which consent shall not be unreasonably withheld. The parties hereto agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

                  (b) In furtherance and not in limitation of the foregoing clause (a), each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice.

                  (c) In furtherance and not in limitation of the foregoing clause (a), Merger Sub shall (i) use commercially reasonable efforts to obtain the Financing; (ii) use reasonable efforts to obtain necessary approvals and consents as set forth on Section 9.02(e) of the Disclosure Schedule; provided, however, Merger Sub shall not be required to agree to any arrangement as a result of which neither (a) GTP or members of GTP nor (b) any DLJ Entity would control the Surviving Corporation; and (iii) use reasonable efforts to cause its Affiliates to vote any and all shares purchased by them in the Purchase in favor of the Merger.

                  (d) In furtherance and not in limitation of the foregoing clause (a), the Company shall use its reasonable efforts to provide (i) prior to the Closing, all documents that Merger Sub may reasonably request relating to the existence of the Company and the Company Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Merger Sub, and (ii) all necessary cooperation in connection with the arrangement of the Financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the Financing Letters.

                  (e) In furtherance and not in limitation of the foregoing clause (a), (i) Merger Sub agrees that immediately after consummation of the Purchase, it shall use its reasonable efforts to obtain the DLJ Approval, and
(ii) the Company shall use its reasonable efforts to obtain the consent of the other holders of Class A Common Stock in connection with the transactions contemplated by this Agreement (the "Shareholder Approval").

                  (f) Notwithstanding anything else contained herein, the provisions of this Section 7.05 shall not be construed to require any party to undertake any efforts or to take any action if the result thereof would give Merger Sub the right to decline to consummate the transactions contemplated by this Agreement by reason of giving rise to a Substantial Detriment.

                  (g) The Company, the Behrman Funds and Management shall use their reasonable best efforts to have finalized and executed the Shareholders' Agreement, which shall become effective at the Effective Time, by March 26, 1999, it being understood that Merger Sub need not commence the "road show" for the high-yield debt securities comprising part of the Financing until such Shareholders' Agreement is so executed.

                  SECTION 7.06. Further Action. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

                  SECTION 7.07. No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, each of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees, agents and representatives and each Shareholder shall not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Merger Sub and its officers, directors, employee, agents and representatives, concerning any sale of the Company or any Company Subsidiary of all or a substantial portion of their assets, the Business or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries. Each of the Company and each Shareholder agrees promptly to notify Merger Sub if after the date hereof the Company or such Shareholder receives any such inquiry or proposal or offer to discuss or negotiate any such transaction and will keep Merger Sub advised promptly of the details and any material changes.

                  SECTION 7.08. Notification of Certain Matters. Each of the Company, the Shareholders, and Merger Sub shall give prompt notice to the other party of the occurrence of any events after the date hereof, which would cause either (i) a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, or (ii) any of the conditions set forth in Article IX to be unsatisfied in any material respect at the Effective Time; provided that the parties hereto need not give notice with respect to events that are reported in the financial or general interest newspapers that do not specifically relate to the Company or Merger Sub.

                  SECTION 7.09.     Indemnification of Officers and Directors.

                  (a) The Company agrees to honor any indemnity agreements with officers and directors of the Company in existence as of the date hereof, each of which is set forth on Section 3.16 of the Disclosure Schedule.

                  (b) For a period of two years after the Effective Time, the Company shall for itself and the Company Subsidiaries maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as the Company's existing coverage; provided that in no event shall the Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and if such premium would at any time exceed 200% of the such amount, then the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount. The current officers and directors of the Company are intended to be third party beneficiaries of this Section 7.09.

                  SECTION 7.10. Repayment of Senior Debt and Notes; Payment for Termination of Warrants; Payment of Behrman Capital Fee.

                  (a) At the Effective Time, the Company shall (i) repay all amounts owed or outstanding, including principal, accrued interest and any prepayment premiums or penalties, under (A) that certain Note and Warrant Purchase Agreement dated as of November 15, 1996 and related Notes (the "Senior Debt") among the Company, Nomura Holding America Inc., Antares Leveraged Capital Corp. and First Union Bank of Connecticut, and (B) the Company's 10% Subordinated Notes due December 2004 (the "Notes"), (ii) pay amounts due under the Warrant Termination Agreement, attached hereto as Exhibit C (the "Warrant Termination Agreement"), and (iii) pay all other fees and expenses incurred by the Company, or for which the Company is otherwise obligated to pay, related to this Agreement and the transactions contemplated hereby.

                  (b) At the Effective Time, the Company shall pay Behrman Capital a financial advisory fee of $2,520,000 (the "Behrman Fee") and the Company ESOP an additional payment of $400,000.

                  SECTION 7.11. Books and Records. For a period of seven years from the Closing, Merger Sub shall, and shall cause the Company and the Company Subsidiaries to, provide to any Shareholder for any purpose relating to such Shareholder's ownership of any securities of the Company, access to the books and records of the Company upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such Shareholder to make such extracts and copies thereof as may be necessary. Such Shareholder shall reimburse the Company or the Subsidiary for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 7.11.

                  SECTION 7.12. New Option Plans. After the Effective Time, the Company shall put into place a new employee stock option plan and a new super performance stock option plan with options to purchase 5,472,600 shares and 1,756,322 shares, respectively (the "New Option Plans"). In addition, the Company will grant to members of GTP options to purchase an aggregate of 1,272,700 shares.

                  SECTION 7.13. Voting; Termination of Registration Rights(a). Each Shareholder agrees as follows:

                          (i) During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of the (A) Effective Time and (B) the termination of the Agreement in accordance with Section 10.01, such Shareholder shall vote at any shareholder meetings or adjournments thereof, or give its written consent with respect to, its Section 4.01 Securities to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

                          (ii) During the Agreement Period, such Shareholder hereby agrees that it will not vote any of such Shareholder's Section
         4.01 Securities in favor of
         the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Agreement.

                          (iii) Such Shareholder agrees not to exercise any rights (including, without limitation, under Section 1300 of the CGCL) to demand appraisal of any shares of Company Stock owned by such Shareholder in connection with the Merger.

                          (iv) The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Section 7.13, then the party seeking to enforce this Section against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief against such non-performing party, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

                          (v) Such Shareholder will execute and deliver any additional documents reasonably requested by Merger Sub to complete and effectuate the agreements contained in this Section 7.13. Except as contemplated by this Agreement, such Shareholder agrees not to transfer any of its Section 4.01 Securities during the Agreement Period.

                  (b) The Company and each Behrman Fund hereby agrees that at the Effective Time, the Registration Rights Agreement dated October 1996 among the Company and the Behrman Funds shall terminate and be of no further force or effect, and each Behrman Fund hereby agrees that during the Agreement Period it shall not exercise any rights thereunder.

                  SECTION 7.14. Company ESOP. The Company intends to terminate the Company ESOP and merge any remaining assets into the Company's 401(k) plan.



                            ARTICLE VIII. [RESERVED]

                                   ARTICLE IX.

                              CONDITIONS TO CLOSING

                  SECTION 9.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions to which it is a party contemplated by this Agreement to be consummated as of the Closing shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) The representations and warranties of Merger Sub contained in this Agreement (A) that are qualified by materiality shall be true and correct at and as of the Closing as if made at and as of such time, and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing (or, in the case of representations and warranties which address matters only as of a particular date, as of such date), except for changes specifically permitted or required by this Agreement, (ii) the covenants and agreements contained in this Agreement to be complied with by Merger Sub at or prior to the Closing, shall have been complied with in all material respects; and (iii) the Company shall have received a certificate of Merger Sub as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized executive officer of Merger Sub.

                  (b) No Order. No U.S. Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect as of the Closing and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.

                  (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  (d) Governmental Approvals; Third Party Consents. All consents and approvals of Governmental Authorities set forth in Section 9.01(d) of the Disclosure Schedule shall have been obtained and all third party consents set forth in Section 9.01(d) of the Disclosure Schedule shall have been obtained.

                  (e) DLJ Approval. The DLJ Approval shall have been obtained.

                  (f) Solvency Opinion. The Board of Directors of the Company shall have received an opinion, in form and substance reasonably acceptable to it, from Houlihan Lokey Howard & Zukin relating to the solvency of the Company after giving effect to the Purchase, the Merger, the Investment and the Financing and the other transactions contemplated hereby.

                  (g) Legal Opinions. The Board of Directors of the Company shall have received opinions of outside counsel to Merger Sub, dated the Closing Date to the effect specified in Exhibit D hereto.

                  (h) Purchase and Investment. The Purchase and the Investment shall have been consummated immediately prior to the Merger; provided that if Behrman Capital II, L.P.,

Strategic Entrepreneur Fund II, L.P. or members of GTP fail to purchase any number of the shares of Merger Sub Common Stock contemplated to be purchased by them in the Investment, and the DLJ Entities purchase a number of shares of Merger Sub Common Stock equal to such number, the Investment shall be deemed to have occurred for purposes of this subsection (h).

                  SECTION 9.02. Conditions to Obligations of Merger Sub. The obligations of Merger Sub to consummate the Investment, the Merger and the other transactions contemplated by this Agreement to be consummated as of the Closing shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) Except for changes specifically permitted or required by this Agreement, the representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier specific date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or prior to the Closing shall have been complied with in all material respects; (iii) Merger Sub shall have received a certificate of the Company as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized executive officer of the Company; (iv) the representations and warranties of each Shareholder contained in this Agreement, and of each of the parties to the Stock Purchase Agreements (other than Other Sub) contained in such agreements (A) that are qualified by materiality shall be true and correct as of the Closing as if made at and as of such time, and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing as if made at and as of such time; and (v) the covenants and agreements contained in this Agreement to be complied with by the Shareholders and of each of the parties to the Stock Purchase Agreements (other than Other Sub) contained in such agreements at or prior to Closing shall have been complied with in all material respects.

                  (b) No Order. No U.S. Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect as of the Closing and which results in (i) a restraint, prohibition or other interference with the ownership, control or operation (as contemplated in the term sheet for the Shareholders' Agreement attached hereto as Exhibit E (the "Term Sheet") of all or any material portion of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the imposition or confirmation of any material limitations on the ability effectively to exercise full rights of ownership of the securities of the Company or the Surviving Corporation (as contemplated in the Term Sheet), (iii) a requirement that any securities of the Company or the Surviving Corporation or any material part of the Business be divested, or (iv) of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions (each of (i) through (iv), a "Substantial Detriment").

                  (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  (d) Material Adverse Effect. Since the date of this Agreement there shall not have been any Material Adverse Effect.

                  (e) Governmental Approvals. (i) All consents and approvals set forth in Section 9.02(e) of the Disclosure Schedule shall have been obtained substantially on the terms set forth in such Section 9.02(e), (ii) all other required approvals or consents of any Governmental Authority in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Substantial Detriment, or have a Material Adverse Effect, and (iii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Substantial Detriment or have a Material Adverse Effect. It is understood, however, that any novations required in connection with the Government Contracts or subcontracts thereunder need not be obtained prior to Closing.

                  (f) Shareholder Approval. The Shareholder Approval shall have been obtained.

                  (g) Resignations. Prior to the Effective Time, each member of the Board of Directors of the Company, except those set forth on Section 9.02(g) of the Disclosure Schedule, shall have executed a letter of resignation which shall become effective as of the Effective Time.

                  (h) Financing. The funds contemplated by the Financing Letters shall have been made available to the Company.

                  (i) Legal Opinions. Merger Sub shall have received an opinion of outside counsel to the Company dated the Closing Date to the effect specified in Exhibit F hereto.

                  (j) FIRPTA. Merger Sub shall have received, for the benefit and use of the Investors, a certificate signed by an officer of the Company to the effect that the interests in the Company to be transferred in the transactions contemplated hereby do not constitute a "U.S. real property interest," within the meaning of Section 897(c)(1) of the Code and Treasury Regulations Section 1.897-2(h)(1)(i).

                  (k) Purchase and Investment. The Purchase and the Investment shall have been consummated immediately prior to the Merger.

                  (l) Employment Contracts. The Company and Robert E. Young II shall have entered into an employment agreement on the terms previously agreed between Mr. Young and Merger Sub, and certain other key employees listed on
Section 9.02(l) of the Disclosure Schedule shall have entered into employment contracts with the Company, which will contain standard noncompetition, nonsolicitation and confidentiality provisions and other terms reasonably satisfactory to Merger Sub.

                  (m) No Litigation. There shall not be instituted or pending any action or proceeding by any Governmental Authority or Person before any Governmental Authority, seeking damages, equitable relief or any other remedy that could reasonably be expected to result in a Substantial Detriment or a Material Adverse Effect.

                  (n) Voting Arrangements. Other than this Agreement, the Stock Purchase Agreements and the Shareholders' Agreement (as defined below), there shall be no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the governance of the Company or any Company Subsidiary or the voting or transfer of any shares of their capital stock or other interests therein.

                  (o) Shareholders' Agreement. A Shareholders' Agreement (the "Shareholders' Agreement") substantially on the terms set forth in the Term Sheet and otherwise on such terms as may be agreed shall have been duly executed by all the parties thereto and counterparts thereof shall have been delivered to Merger Sub.

                  (p) BancAmerica Engagement Letter. The engagement letter dated September 14, 1998 (together with any amendments thereto) between BancAmerica Securities, Inc. and Condor Systems, Inc. shall have been terminated, as contemplated in the relevant Financing Letter with BoA.

                  (q) Recapitalization. PricewaterhouseCoopers LLC shall have reasonably concluded that the Merger shall be recorded as a "recapitalization" for financial reporting purposes.

                  (r) Option and Warrant Holders. All holders of Warrants shall have agreed in writing to the cancellation of the Warrants pursuant to the Warrant Termination Agreement, and holders of all Company Options, other than Company Options which in the aggregate are not exercisable for more than 500,000 shares of Class B Common Stock, shall have agreed in writing to the cancellation of such Company Options on the terms set forth in the Option Termination Agreement.

                  (s) Receipt of Financial Information. Merger Sub shall have received from the Company unaudited financial statements for each month of 1999 for which financial statements are readily available immediately prior to the Closing.

                  (t) New Option Plans. The allocations to employees under the New Option Plans shall have been agreed by Merger Sub and the Company and shall be reasonably acceptable to Merger Sub.

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 10.01. Termination. This Agreement may be terminated and the Purchase, the Merger and the Investment may be abandoned at any time prior to the Closing, before or after the approval of the shareholders of the Company and Merger Sub:

                  (a) by the mutual written consent of the Company and Merger
Sub;

                  (b) by either Company or Merger Sub by written notice to the other, if any U.S. Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Purchase, the Merger or the Investment and such Governmental Order shall have become final and unappealable;

                  (c) by either Merger Sub or Company by written notice to the other if the Closing shall not have been consummated on or before May 5, 1999, unless the failure to consummate the Closing is the result of a default under this Agreement by the party seeking to terminate the Agreement or unless Company and Merger Sub have mutually consented in writing to extend the foregoing date; or

                  (d) by Merger Sub if the holders of all Company Options (other than Company Options exercisable for 500,000 or fewer shares of Class B Common Stock), have not, within 40 days of the date hereof, agreed in writing to the cancellation of such Company Options on the terms set forth in the Option Termination Agreement.

                  SECTION 10.02. Effect of Termination. In the event of termination of this Agreement and abandonment of the Purchase, the Merger and the Investment as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve either party from liability for any willful breach of any agreement hereunder. Section 7.04 and Article XI (except
Section 11.04) hereof shall survive termination of this Agreement.


                                   ARTICLE XI.

                               GENERAL PROVISIONS

                  SECTION 11.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II,
Section 6.08, Section 7.09, Section 7.10, Section 7.11 and Article XI and any other agreement which contemplates performance after the Effective Time. No claim shall be made for the breach of any representation, warranty, covenant, agreement or obligation in this Agreement, any ancillary agreement or under any certificate delivered with respect thereto under this Agreement after the Closing Date other than claims for breach of the covenants and agreements that survive the Closing.

                  SECTION 11.02. Expenses. Except as provided in Section 6.08 or 11.15, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except that all costs and expenses of Merger Sub, Other Sub, and the DLJ Entities shall be paid by Surviving Corporation if the Closing shall have occurred.

                  SECTION 11.03. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows (or to such other address as any party shall provide by like notice to the other parties hereto):

                  (a)      if to the Company or the Shareholders:

                           Condor Systems, Inc.
                           2133 Samaritan Drive
                           San Jose, California  95124
                           Attn:  Gary M. Viljoen, Chief Financial Officer

         with copies to:

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, CA 94025
                           Attn:  Peter Kerman, Esq.

                  (b)      if to Merger Sub:

                           DLJ Merchant Banking II, Inc.
                           277 Park Avenue
                           New York, NY  10172
                           Attn:  David Jaffe

         with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, NY  10017
                           Attn:  Christopher Mayer, Esq.

                  SECTION 11.04. Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld). If a public statement is required to be made pursuant to the foregoing sentence, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

                  SECTION 11.05. Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. References to Sections or Articles, unless otherwise indicated, are references to Sections or Articles of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                  SECTION 11.06. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and the parties shall use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  SECTION 11.07. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits and Schedules hereto) and the Confidentiality Agreement(s) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, Merger Sub and the Shareholders with respect to the subject matter hereof.

                  SECTION 11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 11.09. No Third Party Beneficiaries. Except as specifically provided in Section 7.09 and 2.14, this Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 11.10. Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by the parties hereto; provided that Section 2.14 may only be amended with the additional consent of Persons set forth on Section 2.14 of the Disclosure Schedule whose percentages set forth opposite their names aggregate in excess of 50%. Any failure of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

                  SECTION 11.11. Equitable Remedies. Each of the parties acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary in this Agreement, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the performance by such first party under this Agreement, and each party agrees to waive the defense in any such suit that the other parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

                  SECTION 11.12. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflicts of laws rules thereof), except that the consummation and effectiveness of the Merger shall be governed by and construed in accordance with the laws of the State of California. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court, or Federal court of the United States of America, sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 11.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

                  SECTION 11.14. Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties hereto that no party hereto nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and none of the parties hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth herein.

                  SECTION 11.15. Costs and Attorneys' Fees. In the event any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

                  SECTION 11.16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Company, Merger Sub and the Shareholders (solely with respect to Article IV and Sections 7.07 and 7.13) have caused this Agreement to be executed as of the date first written above.


                                         CONDOR SYSTEMS, INC.


                                         By: /s/ Gary M. Viljoen
                                            -----------------------------------
                                         Name: Gary M. Viljoen

                                         Title: Chief Financial Officer



                                         WDC ACQUISITION CORP.


                                         By: /s/ Kirk B. Wortman
                                            -----------------------------------
                                         Name: Kirk B. Wortman

                                         Title: President

SHAREHOLDERS (agreed as to Articles IV and Sections 7.07 and 7.13 only)



         BEHRMAN FUNDS



                                         BEHRMAN CAPITAL, L.P.
                                         By: Behrman Brothers, L.P.,
                                             its General Partner

                                         By: /s/ William M. Matthes
                                            -----------------------------------
                                                William M. Matthes,
                                                  General Partner



                                         BEHRMAN CAPITAL "B" L.P.
                                         By: Behrman Brothers L.P.


                                         By: /s/ William M. Matthes
                                            -----------------------------------
                                                William M. Matthes,
                                                  General Partner



                                         STRATEGIC ENTREPRENEUR FUND,
                                             L.P.


                                         By: /s/ William M. Matthes
                                            -----------------------------------
                                                William M. Matthes,
                                                  General Partner

         MANAGEMENT



                                         /s/ Robert E. Young II
                                        ---------------------------------------
                                        Robert E. Young II



                                         /s/ John Barnum
                                        ---------------------------------------
                                        John L. Barnum



                                         /s/ Vernon A. Dale
                                        ---------------------------------------
                                        Vernon A. Dale



                                         /s/ David J. Klingler
                                        ---------------------------------------
                                        David J. Klingler



                                         /s/ Thomas A. Michalski
                                        ---------------------------------------
                                        Thomas A. Michalski



                                         /s/ Gary M. Viljoen
                                        ---------------------------------------
                                        Gary M. Viljoen

                               INDEX OF EXHIBITS


Exhibit A    Financial Advisory Agreement between Behrman Capital, L.P. and the
             Company

Exhibit B    Financial Advisory Agreement between DLJSC and the Company

Exhibit C    Warrant Termination Agreements

Exhibit D    Opinion of Davis Polk & Wardwell, Counsel to Merger Sub

Exhibit E    Term Sheet for the Shareholders' Agreement

Exhibit F    Opinion of Outside Counsel to the Company